Exhibit 10.1

CREDIT AGREEMENT

By and Between

LILIS ENERGY, INC.,
a Nevada corporation

and

HEARTLAND BANK

Dated as of January 8, 2015

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ii

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CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of January 8, 2015, among LILIS ENERGY, INC., a Nevada corporation (“Borrower”) and HEARTLAND BANK, an Arkansas state bank, as administrative agent (in such capacity, “Agent”), and the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following words and terms shall have the respective meanings indicated opposite each of them:

“Accordion Advance” is defined in Section 2.2. of this Agreement.

“Accounts Receivable” shall mean all of Borrower’s and Guarantors’ accounts, instruments, contract rights, chattel paper, documents, and general intangibles arising from the sale of goods and/or the rendition of services by Borrower or any Guarantor in the ordinary course of business, and the proceeds thereof and all security and guaranties therefor, whether now existing or hereafter created, and all returned, reclaimed or repossessed goods, and all books and records pertaining to the foregoing.

“Acquisition” shall mean any transaction or series of related transactions in which Borrower acquires stock or other equity interests in, or all or substantially all of the assets of, any Person or, in the case of a Person that is a corporation or other business entity, any division thereof.

“Affiliate” shall mean any Person controlled by, controlling or under common control with Borrower.

“Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Agreement” shall mean this Credit Agreement, as the same may be amended, modified or supplemented from time to time.

“Applicable Margin” shall mean (a) at all times the Leverage Ratio, as determined for the most recently ended twelve (12) month period, is less than or equal to 2.5 to 1.0, six and one quarter percent (6.25%), or (b) at all times the Leverage Ratio, as determined for the most recently ended twelve (12) month period, is greater than 2.5 to 1.0, eight and one half percent (8.50%).

“Applicable Net Debt” means, at the time of such determination, an amount equal to the aggregate amount of all Debt of Borrower pursuant to this Agreement.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Applicable Rate” shall mean the sum of (a) the Applicable Margin, plus (b) the greater of (i) the Prime Rate, or (ii) four percent (4.0%).

“Approved Petroleum Engineers” means Ralph E. Davis, or any other independent petroleum engineers reasonably acceptable to Agent.

“Authorized Officer” shall mean, as to any Person, the Chairman, the President, Chief Executive Officer, Chief Financial Officer, Vice President or other officer duly authorized by the board of directors of such Person.

“Bank Price Deck” means the average relevant current price assumptions contained in the most recent publication of the Macquarie Tristone Quarterly Energy Lender Price Survey or, if such survey is no longer published, a similar survey reasonably acceptable to Agent.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended, and any successor statute.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” shall mean any day other than Saturday, Sunday or any day on which commercial banks in Little Rock, Arkansas, are authorized or required by law to close.

“Capital Expenditures” means the expenditures of any Person which are capitalized on the balance sheet of such Person in accordance with GAAP (including that portion of Capitalized Lease Obligations which should be capitalized on a balance sheet of such Person in accordance with GAAP) and which are made in connection with the purchase, construction or improvement of items properly classified on such balance sheet as property, plant, equipment or other fixed assets or intangibles.

“Capitalized Lease” means, as to any Person, a lease other than a lease relating to the Oil and Gas Properties or the Hydrocarbon Interests of (or other agreement conveying the right to use) real and/or personal property to such Person as lessee, with respect to which the obligations of such Person to pay rent or other amounts are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), or with respect to which the amount of the asset and liability thereunder as if so capitalized is required to be disclosed in a note to such balance sheet.

“Capitalized Lease Obligations” means, as to any Person, the obligation of such Person to pay rent or other amounts under a Capitalized Lease and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Receipts” means all cash or cash equivalents received by or on behalf of Borrower with respect to the following: (a) sales of Hydrocarbons from Oil and Gas Properties (including any other working interest owner receipts received by Borrower as operator of Oil and Gas Properties), (b) cash representing operating revenue earned or to be earned by Borrower, (c) any insurance proceeds received by Borrower, and (d) any other cash or cash equivalents received by Borrower from whatever source; provided that advances under the Loans shall not constitute “Cash Receipts”.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of any Property of Borrower where such loss, casualty or damage is in excess of $300,000.

“Change in Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of Borrower (or other securities convertible into such voting stock) representing 30% or more of the combined voting power of all voting stock of Borrower; (b) Borrower ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries (or such lesser portion as may be owned by Borrower as of the date hereof); or (c) the occurrence of a “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to Debt of or equity in such Person. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.

“Closing Date” shall mean January 8, 2015.

“Code” shall mean the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Arkansas; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Arkansas, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” shall mean the property and collateral described in the Security Documents, which grants a Lien in favor of Agent, for the benefit of the Lenders, as security for the Obligations.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is the compliance certificate substantially in the form attached hereto as Exhibit B.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Contingent Obligation” shall mean, with respect of any Person, any obligation of such Person guaranteeing or intended by its terms to guarantee any Debt or other obligation (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that notwithstanding the foregoing, the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be the amount of the primary obligation or such lesser amount to which the maximum exposure of such Person shall have been specifically limited.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Current Maturities” shall mean, with respect to any Person, on any date of calculation, the current liabilities of such Person attributable to its long term debt, determined in accordance with GAAP.

“Debt” shall mean, with respect to any Person at any time, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services purchased, excluding unsecured trade accounts payable within 120 days after the creation thereof, (b) all indebtedness of others for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) Capitalized Lease Obligations, (e) all obligations under Synthetic Leases, (f) all obligations payable out of the proceeds of production from property of such Person, whether or not the obligation secured thereby shall have been assumed by such Person, including, but not limited to, obligations payable pursuant to a lease relating to the Oil and Gas Properties or the Hydrocarbon Interests, and (g) Contingent Obligations of such Person.

“Debt Service Reserve Account” shall mean an account maintained with Agent, for the benefit of the Lenders, as a reserve for the payment of Debt and Interest Expense.

“Debt Service Reserve Amount” shall mean an amount to be determined by Agent, in Agent’s sole discretion, equal to six (6) months of reserve for the payment of Debt and Interest Expense, but in any event not to exceed ten percent (10%) of the Applicable Net Debt.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 10.1. , whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund all or any portion of the Term Loan within two (2) Business Days of the date the Term Loan was required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under either of clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each non-defaulting Lender.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Development Plan” shall mean that certain Development Plan approved by Lender to be delivered within fifteen (15) days after the Closing Date, as the same may be amended from time to time with the written consent of Borrower and the Agent.

“Development Projects” shall mean those certain development projects as described in the Development Plan.

“Direction Letters” means letters substantially in the form of Exhibit C.

“Distribution” by any Person, shall mean (a) with respect to any stock issued by such Person or any partnership or joint venture interest of such person, the retirement, redemption, repurchase, or other acquisition for value of such stock, partnership or joint venture interest, (b) the declaration or payment (without duplication) of any dividend or other distribution, whether monetary or in kind, on or with respect to any stock, partnership or joint venture of any Person, and (c) any other payment or distribution of assets of a similar nature or in respect of an equity investment.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Dollars” and “$” shall mean lawful currency of the United States of America.

“EBITDA” shall mean, for any period of determination, determined in accordance with GAAP, the pre-tax net income of Borrower for such period plus (without duplication and only to the extent deducted in determining such net income), interest expense of the Borrower for such period, depreciation and amortization expense, extraordinary or non-recurring items reducing net income for such period, and other non-cash expenses of the Borrower for such period less gains on sales of assets and other non-cash income for such period included in the determination of net income of the Borrower.

“EBITDAX” shall mean EBITDA plus (without duplication and only to the extent deducted in determining such net income) exploration, drilling and completion expenses or costs.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Equity Raise” shall mean a transaction pursuant to which Borrower (a) raises capital through the issuance of equity or (b) receives cash proceeds from the exercise of outstanding warrants or any issuance of stock options or other forms of equity.

“ERISA” shall have the meaning set forth in Section 6.15. .

“Event of Default” shall mean any of the events specified in Section 10.1. , provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in any generally recognized successor, which are applicable to the circumstances as of the date of determination.

“General and Administrative Costs” means normal and customary expenses and costs that are reasonable and classified as general and administrative costs, including, but not limited to, salaries and all other compensation to the management of Borrower, consulting fees, salary, rent, supplies, travel and entertainment, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of Borrower.

“Governmental Authority” shall mean any government, any state or other political subdivision thereof, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, franchise, permit, certificate, license, award, authorization or other direction, guideline, or requirement of any Governmental Authority, including, without limitation, any requirement under common law.

“Guarantor” shall mean any guarantor executing a Guaranty of the Obligations in favor of Agent, for the benefit of Lenders.

“Guaranty” shall mean individually, and “Guaranties” shall mean, collectively, the continuing guaranty of payment and performance of the Obligations, executed by each Guarantor in favor of Agent, for the benefit of the Lenders, as it may from time to time be renewed, extended, amended or restated.

“Hazardous Material” shall mean any substance regulated or as to which liability might arise under any applicable Hazardous Material Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Hazardous Material Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by Borrower, any Guarantor or any Subsidiary, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Highest Lawful Rate” shall mean, with respect to Lenders, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Loan and Note or on other amounts, if any, due to Lenders pursuant to this Agreement or any other Loan Document, under laws applicable to Lenders which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow. To the extent required by applicable law in determining the Highest Lawful Rate with respect to Lenders as of any date, there shall be taken into account the aggregate amount of all payments and charges theretofore charged, reserved or received by Lenders hereunder or under the other Loan Documents which constitute or are deemed to constitute interest under applicable law.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, inerts and all products refined or separated therefrom.

“Hydrocarbon Interests” means the interests of Borrower in any oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and/or Subsidiaries, as the context requires.

“incur” (including the correlative terms “incurred,” “incurring,” “incurs” and “incurrence”), when used with respect to any Debt, shall mean create, incur, assume, guarantee or in any manner become liable in respect of such Debt.

“Indemnified Parties” shall have the meaning set forth in Section 11.13. .

“Interest Expense” shall mean for any period, without duplication, the aggregate of all interest expense, all prepayment charges and all amortization of debt discount and expense, including, without limitation, all net amounts payable (or receivable) under Interest Rate Agreements, all interest expense attributable to Capitalized Leases, and all interest expense owing under a lease relating to the Oil and Gas Properties or the Hydrocarbon Interests, in each instance determined in accordance with GAAP.

“Interest Rate Agreement” shall mean an interest rate swap agreement, interest rate cap agreement or similar arrangement.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, or any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Letters-in-Lieu” means letters-in-lieu substantially in the form of Exhibit D.

“Leverage Ratio” shall mean, as of any date of determination for any period of determination, the ratio of (a) the sum of the aggregate amount of Borrower’s long-term Debt, including Current Maturities, to (b) Borrower’s EBITDA.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Lien” shall mean (a) any interest in property (whether real, personal or mixed and whether tangible or intangible) which secures the payment of Debt or an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, including, without limitation, any such interest arising from (and irrespective of whether created by such owner or another Person) a mortgage, charge, pledge, security agreement, conditional sale, Capitalized Lease or trust receipt, or arising from a lease, consignment or bailment given for security purposes, and (b) any exception to or defect in the title to or ownership interest in such property, including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way and restrictive covenants (other than minor exceptions to or irregularities in the title or ownership interest in such property which do not materially impair the use of such property for its intended purpose).

“Loan” shall mean the credit facilities in the maximum amount of the Term Loan Commitment to be funded by Lender to Borrower pursuant to the term of this Agreement as the same may be renewed or extended or increased from time to time.

“Loan Documents” shall mean this Agreement, the Note, the Guaranties, the Security Agreements, the Warrant, and all instruments, certificates and agreements now or hereafter executed or delivered to Agent pursuant to any of the foregoing and the transactions connected therewith, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Manager” shall mean the chief executive officer of the Borrower.

“Majority Lenders” shall mean at any time with respect to the Term Loan, Lenders holding more than 65% of the aggregate principal amount then outstanding under the Term Loan; provided, that the portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.

“Material Adverse Effect” shall mean any material adverse effect on (a) the financial condition, business, properties, assets, prospects or operations of Borrower or any Subsidiary, (b) the ability of any Borrower or each Guarantor to repay the Obligations owing by Borrower or such Guarantor or the ability of any Borrower or such Guarantor to perform on a timely basis any other obligations under this Agreement or any other Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of Agent or Lenders under any Loan Document.

“Maturity Date” shall mean the earlier of (i) January 8, 2018, or (ii) the date of the acceleration of the Obligations pursuant to the terms of the Loan Documents, on which all outstanding principal and accrued interest hereunder is due and payable (as such maturity date may be renewed or extended, or accelerated under the terms of the Notes or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means that certain Mortgage, Security Agreement, Fixture Filing, Assignment and Financing Statement dated of even date herewith by Borrower, as the Grantor, to Agent, and all other similar mortgage instruments delivered by Grantor to Agent after the date hereof.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Mortgaged Property” means any Property owned by the Borrower which is subject to the Liens existing and to exist under the terms of the Security Documents.

“Note” shall mean the Promissory Note (Term Loan).

“Obligations” shall mean the Loan and all of the other obligations of Borrower, the Guarantors, and the Subsidiaries now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses, reimbursement, indemnification or otherwise and whether such obligations are absolute or contingent, joint or several, matured or unmatured, direct or indirect.

“Officer’s Certificate” shall mean a certificate signed in the name of Borrower by an Authorized Officer.

“Oil and Gas Properties” means fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

“Operating Account” means Borrower’s operating account with U.S. Bank, N.A., account number *******3161.

“Operating Costs” means all actual lease operating costs (net to Borrower) associated with the direct operation of Borrower’s Oil and Gas Properties.

“Other Taxes” shall have the meaning set forth in Section 4.7. (b) .

“Permitted Acquisition” shall mean:

(a) Acquisitions made pursuant to the Development Plan;

(b) Acquisitions made solely with the proceeds of an Equity Raise;

(c) Acquisitions that occur with the prior written consent of the Agent; and

(d) Acquisitions not described in subsections (a) through (c) above that do not exceed an aggregate amount of $150,000 during any Fiscal Year.

“Permitted Distribution” shall mean any Distribution by Borrower or any Guarantor that occurs with the prior written consent of the Agent.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Permitted Investments” shall mean:

(a) obligations, with a maturity of less than two years, with the full faith and credit of the United States of America;

(b) direct obligations of any state of the United States, or municipality therein, rated in one of the two top classifications by S&P or Moody’s and maturing within one year;

(c) certificates of deposit or banker’s acceptances, maturing within two years, issued by United States commercial banks having capital, surplus and undivided profits aggregating not less than $100 million and whose unsecured long-term debt is rated in one of the two top classifications by S&P or Moody’s;

(d) commercial paper of any United States corporation with a maturity of less than 270 days and which is rated in one of the two top classifications by S&P or Moody’s, and (e) investments in money market funds that invest exclusively in securities of the type described in items (a) through (d) above;

(e) (i) normal and prudent extensions of credit by Borrower, Subsidiaries and Guarantors to their customers for buying goods and services in the ordinary course of business or to either Borrower, another Subsidiary or Guarantor in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (ii) Investments received in satisfaction or partial satisfaction of obligations described in the immediately preceding clause (i), from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments made with third parties in the ordinary course of business with respect to properties that are not owned, directly or indirectly, by a Borrower, Subsidiaries and Guarantors under farmin agreements, participation agreements and other similar agreements; provided, that prior to or simultaneously with the execution of such agreement, Agent shall have been granted a first-priority security interest in Borrower’s, Subsidiary’s or Guarantor’s interest therein;

(g) Investments made solely with the proceeds of an Equity Raise; and

(f) Investments not described in subsections (a) through (g) above which do not (taking into account all Investments of Borrower, Subsidiaries and Guarantors) exceed an aggregate amount of $150,000 during any Fiscal Year.

“Permitted Liens” shall mean:

(a) any Liens on any property or asset of the Borrower or any of their Subsidiaries existing on the Closing Date set forth on Schedule 9.2;

(b) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

CREDIT AGREEMENT (Lilis Energy, Inc.)

(c) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by operation of law in the ordinary course of business for material amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties and securing obligations that are not overdue by more than 30 days or are being contested and with respect to which adequate reserves are being maintained in accordance with GAAP;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Guarantor is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) judgment and attachment liens or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Guarantors, taken as a whole;

(h) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any Guarantor maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(i) Liens securing the Obligations;

(j) licenses and sublicenses of patents, trademarks, copyright and other intellectual property rights in the ordinary course of business;

(k) deposits of cash with the owner or lessor of premises leased and operated by Borrower or any of Subsidiary in the ordinary course of business to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

CREDIT AGREEMENT (Lilis Energy, Inc.)

(l) Liens securing Debt in an aggregate amount not to exceed at any time $500,000 with respect to (x) Capitalized Leases, and (y) purchase money Debt; provided, in the case of clause (x), that any such Debt shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Debt shall be secured only by the asset acquired in connection with the incurrence of such Debt and provided further, that such Debt is permitted by Section 9.1. hereof; and

(m) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contractor for sale, transportation or exchange or oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing of deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

“Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

“Prime Rate” shall mean the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by Agent as its prime rate in effect at its principal office in the State of Arkansas (such Agent announced Prime Rate not being intended to be the lowest rate of interest charged by Agent in connection with extensions of credit to debtors).

“Principal Payment Date” shall mean the first day of each fiscal quarter, beginning with April 1, 2015 (or if any such date is not a Business Day, then the next preceding Business Day).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Developed Non-Producing Reserves” means those Oil and Gas Properties designated as proved developed non-producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“Proved Developed Producing Reserves” means those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“Proved Undeveloped Reserves” means those Oil and Gas Properties designated as proved undeveloped (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“PV 10 Value” means, with respect to any Proved Reserves, the aggregate net present value of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, severance and ad valorem taxes, Capital Expenditures and abandonment costs; with no escalation of Capital Expenditures or abandonment costs; discounted at 10%; using assumptions regarding future prices of Hydrocarbon sales based on the Bank Price Deck on all unhedged volumes, adjusted for historical price differentials and Btu and quality adjustments; and with escalation of assumed lease operating expenses using the factor contained in the most recent publication of the Macquarie Tristone Quarterly Energy Lender Price Survey. The PV 10 Value shall be calculated and included as part of each Reserve Report, and such PV 10 Value shall remain in effect until the delivery of the next Reserve Report to be delivered.

“Request Period” shall have the meaning set forth in Section 2.2. (b) .

“Reserve Report” means each report, in form and substance satisfactory to the Agent in its sole discretion (including, without limitation, the use of satisfactory methodologies and risk analyses), setting forth the Proved Reserves attributable to the Oil and Gas Properties of the Borrower, satisfactory to Agent in both format and detail, and otherwise in compliance with the terms hereof. Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbon prices (which for unhedged volumes shall be based upon the Bank Price Deck), net proceeds of production, operating expenses, capital expenditures and PV 10 Value, in each case based upon updated economic assumptions reasonably acceptable to Agent.

“Reserve Value” means, the PV 10 Value of the Oil and Gas Properties of Borrower, as set forth in the Reserve Reports delivered pursuant hereto and adjusted at the date of determination for production, Dispositions of Oil and Gas Properties of Borrower, new discoveries of Hydrocarbons, revisions and extensions and purchases of oil and gas properties occurring since the date of the most recent Reserve Report previously delivered pursuant hereto. For purposes of this calculation, the estimated future production of Proved Developed Producing Reserves shall be multiplied by 100%; the estimated future production of Proved Developed Non-Producing Reserves shall be multiplied by 25%; and the estimated future production of Proved Undeveloped Reserves shall be multiplied by 25%.

“S&P” shall mean Standard & Poor’s Rating Group and any successor thereto.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Security Agreements” shall mean collectively, (a) that certain Security Agreement, dated as of the Closing Date executed by Borrower in favor of Lender, and (b) that certain Pledge and Security Agreement, dated as of the Closing Date in favor of Lender.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Documents” shall mean each Mortgage and each and every other security agreement, guaranty, pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to Agent, for the benefit of the Lenders from time to time to secure the Obligations, or any portion thereof, including, without limitation, the Security Agreements, and the Guaranties.

“Subordination Agreements” shall mean each and every subordination agreement between Agent and another creditor of Borrower, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Permitted Subordinated Debt owing from Borrower and the Liens securing such Debt, if any, granted by Borrower to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of each such Subordination Agreements to have been agreed to by and be acceptable to the Agent in the exercise of their sole discretion.

“Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, association, bank or other business entity of which 50% or more of the indicia of equity rights is at the time directly or indirectly owned by Borrower or any Subsidiary.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” shall have the meaning set forth in Section 4.7. (a) .

“Term Loan” shall mean a term loan in an aggregate amount of principal outstanding not to exceed $3,000,000, as the same may be increased with an Accordion Advance.

“Term Loan Commitment” shall mean the obligation of Lender to make the Term Loan pursuant to this Agreement.

CREDIT AGREEMENT (Lilis Energy, Inc.)

“Term Loan Note” shall mean the promissory note executed by Borrower in favor of Lender evidencing the obligation to repay the Term Loan, together with any renewals, extensions, modifications or amendments of the forgoing.

“Total Liabilities” shall mean on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Debt.

“Triggering Default” shall mean an Event of Default under Sections 10.1(a), (b), (f), (g), (h), (i), (j), (m), or (q).

“Warrant” shall mean, collectively, those certain Common Stock Purchase Warrants dated as of the Closing Date executed by Borrower in favor of each of the Lenders, providing for a total purchase of Two Hundred Twenty-Five Thousand (225,000) shares of common stock in Borrower (the “Original Warrant Shares”).

ARTICLE II
THE CREDIT FACILITY

Section 2.1. Term Loan Commitment.

(a) Term Loan. Upon the terms and conditions and relying upon the representations and warranties set forth herein and in the other Loan Documents, Lender agrees to make the Term Loan to Borrower in a single advance as of the Closing Date. The Term Loan is not revolving, and any amount borrowed and repaid may not be reborrowed.

(b) Term Loan Note. Borrower shall execute and deliver to Lender the Term Loan Note, which shall be (i) dated as of the Closing Date; (ii) in the principal amount of the Term Loan, and (iii) payable as provided herein and in the Term Loan Note. The Term Loan Note shall bear interest on the unpaid principal amount thereof from time to time outstanding at the rate per annum determined as specified in Section 3.1. , payable on each Interest Payment Date and on the Maturity Date, commencing with the first Interest Payment Date following the date of such Term Loan Note.

(c) Use of Proceeds. The Term Loan shall be used solely to (i) enable Borrower to purchase oil and gas assets, (ii) fund Borrower’s Development Projects, in an amount not to exceed $8,500,000, (iii) fund the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Amount, (iv) pay all costs and expenses arising in connection with the negotiation and execution of this Agreement and the other Loan Documents and (v) fund general working capital needs.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 2.2. Term Loan Increase

(a) Accordion Advance. Borrower may from time to time request and receive an increase, or increases, to the Term Loan in one or more advances to increase the maximum amount of principal hereunder not to exceed $50,000,000, subject to the following terms (each, an “Accordion Advance”): (i) the foregoing shall not require any Lender or any successor or assign of all or any portion of the Term Loan to increase its commitment hereunder to fund any Accordion Advance; and (ii) on the date of any Accordion Advance (A) no Default or Event of Default shall be in existence, (B) no Default or Event of Default would occur as a result of any Accordion Advance, and (C) Borrower shall have executed and delivered a promissory note or notes in substantially the same form as the Term Note to evidence the increase set forth herein. Borrower acknowledges and agrees that no Accordion Advance is a committed amount hereunder, and no Lender shall have any obligation to advance any Accordion Advance, until such time that such Lender has either committed to advance the full amount of any Accordion Advance itself, which such commitment shall be in such Lender’s sole discretion, or Agent has secured commitments from another lender or other lenders to fund the full amount of any Accordion Advance. In the event that any Accordion Advance is funded, Borrower shall deliver to each Lender that participates in such Accordion Advance in its pro rata percentage, Common Stock Purchase Warrants on substantially the same terms and conditions as set forth in the Warrant, except that (i) “Exercise Price” as defined in the Warrant shall equal 115% of the 10-day VWAP prior to Closing, provided such Exercise Price shall not be lower than the closing price of the Borrower’s stock on the date of issuance of the Warrants, and (ii) “Warrant Shares” as defined in the Warrant shall equal the product of (a) the Accordion Advance divided by $1,000,000 and (b) 75,000.

(b) Borrowing Procedure for Accordion Advance. Borrower shall give Agent written notice requesting the Accordion Advance at least fifteen (15) days prior to the date upon which Borrower requests such Accordion Advance be made. Agent shall inform Borrower in writing within ten (10) days after receiving such notice from Borrower (the “Request Period”) whether any Lender or Lenders have committed to making such an Accordion Advance, it being understood that any such commitment shall operate to amend the definition of Term Loan Commitment hereunder to include such commitment, and, once funded, shall operate to amend the definition of Term Loan hereunder to include the amount of such Accordion Advance. Subject to the terms and conditions of this Agreement, the Accordion Advance shall be made available to Borrower by depositing the same, in immediately available funds, into the Operating Account. Borrower agrees that Borrower shall execute such additional documentation as Agent shall reasonably request in order to document the Accordion Advance, including, but not limited to, a promissory note or notes substantially in the form of the Note.

ARTICLE III
INTEREST RATE PROVISIONS

Section 3.1. Interest Rate

The Term Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at a rate per annum (calculated based on a year of 360 days in each case for the actual days elapsed) equal to the lesser of (a) the Applicable Rate, or (b) the Highest Lawful Rate. Notwithstanding anything set forth herein to the contrary (other than Section 11.12. ), if an Event of Default has occurred and is continuing the Term Loan shall bear interest at a rate per annum which shall be equal to the lesser of (i) 3.5% above the Applicable Rate or (ii) the Highest Lawful Rate, which interest shall be due and payable on demand.

ARTICLE IV
PREPAYMENTS AND OTHER PAYMENTS

Section 4.1. Required Payments

(a) Interest Payments. Beginning on the first Interest Payment Date and continuing on each subsequent Interest Payment Date until the Maturity Date, Borrower shall make payments of interest owed under the Notes by not later than 10:00 a.m. (Little Rock, Arkansas time) on each Interest Payment Date, in immediately available funds in Little Rock, Arkansas, to Agent for the benefit of Lenders, at its address referred to in Section 11.4. .

CREDIT AGREEMENT (Lilis Energy, Inc.)

(b) Payment Dates. Beginning on the first Principal Payment Date and continuing on each subsequent Principal Payment Date until the Maturity Date, and in addition to payments of interest required in Section 4.1. (a) , Borrower will pay installments of principal of $125,000 (the “Term Loan Payment”). All outstanding principal owed hereunder is due not later than 10:00 a.m. (Little Rock, Arkansas time) on the Maturity Date in immediately available funds in Little Rock, Arkansas, to Agent for the benefit of Lenders at its addressed referred to in Section 11.4. . Borrower acknowledges and understands that the Loan will not fully amortize prior to the Maturity Date, and on the Maturity Date a final balloon payment of all outstanding principal under the Term Loan Note and accrued interest thereon shall be due and payable in full.

Section 4.2. Prepayments

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay, in whole or in part, the Term Loan; provided, that (a) at the time of such prepayment, no Default or Event of Default exists, (b) Borrower shall pay at the time of such prepayment all accrued, but unpaid interest due and owing hereunder, (c) Borrower shall have delivered a notice of payment, as required in Section 4.3. , and (d) Borrower shall have paid to Agent, for the benefit of the Lenders, any applicable prepayment premium due pursuant to Section 4.5. ; and provided further that, any partial prepayments of the Term Loan shall be in the minimum amount of the lesser of (x) Five Hundred Thousand Dollars ($500,000) and (y) the entire remaining principal balance of the Term Loan then outstanding.

(b) Mandatory Prepayment. Borrower shall use to prepay the outstanding principal of the Term Loan all cash net proceeds (taking into account any underwriting discounts or commissions and other reasonable transaction costs, fees and expenses properly attributable to such transaction payable in connection therewith, excluding any of the foregoing payable to Borrower, any Guarantor, any Subsidiary or any Affiliate of any of the foregoing) of (i) any disposition of all or any part of its assets outside the ordinary course of business if the cash net proceeds of such disposition exceeds $150,000, (ii) any Debt not permitted to be incurred hereunder, or (iii) any insurance claim. Prepayment made pursuant to this Section 4.2. (b) shall be applied to the Term Loan in the inverse order of maturity. Notwithstanding the foregoing, no prepayment shall be required for (w) the transfer of assets by any Borrower or Guarantor to any other Borrower or Guarantor; (x) sales or dispositions of assets the proceeds of which are reinvested into like-kind assets in the business of Borrower or Guarantors within 60 days after such assets are sold and to the extent that the current market value of any such asset to be disposed of exceeds $50,000, the Agent shall have first consented to such disposition; (y) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided, that in no event shall such amount exceed $100,000; and (z) any reason pursuant to this Section 4.2(b) until such time as a cash payment with respect to the event triggering such prepayment obligation has been made. Notwithstanding the foregoing, an Equity Raise shall not be subject to a mandatory prepayment under this Section 4.2. (b) , so long as no Default or Event of Default exists at the time of such Equity Raise.

Section 4.3. Notice of Payments

Borrower shall give Agent at least three (3) Business Days’ prior written notice of each prepayment proposed to be made by Borrower pursuant to Section 4.2. , specifying the principal amount thereof to be prepaid, the prepayment date and the account of Borrower to be charged if such prepayment is to be so effected. Notice of such prepayment having been given, the principal amount of the Loan specified in such notice, together with interest thereon to the date of prepayment, shall become due and payable on such prepayment date.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 4.4. Place of Payment or Prepayment

All payments and prepayments made in accordance with the provisions of this Agreement or of principal or interest on the Term Loan Note shall be made to Agent, for the benefit of the Lenders in their pro rata percentage, no later than 10:00 a.m. (Little Rock, Arkansas time) in immediately available funds at the address referred to in Section 11.4. .

Section 4.5. Prepayment Premium or Penalty

If Borrower exercises its option to prepay all or any part of the Term Loan in full pursuant to Section 4.2. prior to the first anniversary of the Closing Date, Borrower shall pay a prepayment premium in an amount equal to three percent (3.0%) of the amount of such prepayment, it being understood that no penalty shall be incurred with respect to a mandatory prepayment pursuant to Section 4.2. (b) . Each prepayment pursuant to Section 4.2. made after the first anniversary of this Agreement shall be without premium or penalty.

Section 4.6. Increased Costs

(a) Notwithstanding any other provision herein, but subject to Section 11.12. , if any Governmental Requirement or the introduction or effectiveness of any applicable Governmental Requirement or any change in any Governmental Requirement or in the interpretation or administration thereof, or compliance by any Lender (or any lending office of any Lender) with any applicable guideline or request from any central bank or Governmental Authority (whether or not having the force of a Governmental Requirement) either (i) shall impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against loans made or commitments entered into by a Lender, or (ii) shall impose on any Lender any other conditions affecting this Agreement; and the result of any of the foregoing affects or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) then, subject to Section 11.12. hereof, Borrower shall pay to Agent, for the benefit of such Lender, such additional amount or amounts as will compensate such Lender for such actual reduction suffered. Notwithstanding the foregoing, in no event shall the compensation payable under this Section 4.6. (to the extent, if any, constituting interest under applicable laws) together with all amounts constituting interest under applicable laws and payable in connection with this Agreement, the Term Loan Note and the other Loan Documents, exceed the Highest Lawful Rate, it being understood and agreed however, that Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directions promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the Closing Date.

CREDIT AGREEMENT (Lilis Energy, Inc.)

(b) Agent will notify Borrower of any event which will entitle any Lender to compensation pursuant to subsection (a) above. A certificate of such Lender setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender as specified in subsection (a) above shall be conclusive absent manifest error. Borrower agrees to pay to Agent, for the benefit of such Lender, for the account of such Lender the amount shown as due on any such certificate within fifteen (15) days after its receipt of the same.

(c) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to the Loan shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to the Loan; provided that the Borrower shall not be required to compensate a Lender or Agent for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Agent, as the case may be, notifies the Borrower of the Governmental Requirement giving rise to such increased costs or reductions and of such Lender’s or the Agent’s intention to claim compensation therefor; provided further that, if the Governmental Requirement giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 4.7. Taxes

(a) Subject to Section 11.12. , any and all payments by Borrower hereunder or under the Term Loan Note shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including, without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any jurisdiction (or any political subdivision thereof) of which Borrower or any Subsidiary is organized or doing business, excluding, taxes imposed on a Lender’s net income (including penalties and interest payable in respect thereof) and franchise taxes imposed on a Lender, by the jurisdiction under the laws of which a Lender is organized or any political subdivision thereof (all such non-excluded taxes, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). Subject to Section 11.12. hereof, if Borrower shall be required by Governmental Requirement to deduct any Taxes from or in respect of any sum payable hereunder or under the Term Loan Note to a Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.7. ) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Governmental Requirement. If requested by a Lender, Borrower shall confirm that all applicable Taxes, if any, imposed on it by virtue of the transactions under this Agreement have been properly and legally paid by it to the appropriate taxing authorities by sending either (A) official tax receipts or notarized copies of such receipts to such Lender within thirty (30) days after payment of any applicable tax or (B) a certificate executed by an Authorized Officer of Borrower confirming that such Taxes have been paid, together with evidence of such payment.

(b) In addition, subject to Section 11.12. hereof, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Term Loan Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Term Loan Note (hereinafter referred to as “Other Taxes”).

CREDIT AGREEMENT (Lilis Energy, Inc.)

(c) Subject to Section 11.12. hereof, Borrower will indemnify Agent and Lenders for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.7. ) paid by Agent or any Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Agent or any Lender makes written demand therefor.

(d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreement and obligations of Borrower contained in this Section 4.7. shall survive the termination of this Agreement and the payment in full of the Term Loan Note and all other amounts payable hereunder.

Section 4.8. Payments on Business Day.

Whenever any payment or prepayment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

ARTICLE V
COMMITMENT FEE AND OTHER FEES

Section 5.1. Commitment Fee Borrower agrees to pay to Agent, for the pro rata benefit of the Lenders, on the Closing Date, a fully earned, nonrefundable commitment fee in respect of the commitment of Lenders hereunder to Borrower in the amount of $75,000.

Section 5.2. Fees Fully Earned Unless otherwise provided in this Agreement or in a separate writing by Agent, as approved by the Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or Lenders pursuant to this Agreement notwithstanding any termination of this Agreement.

Section 5.3. Fees Not Interest; Nonpayment The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and, subject to Section 11.12. , the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in immediately available funds. Subject to Section 11.12. hereof, all fees, including, without limitation, the fees referred to in Section 5.1. and any other fees payable pursuant to this Agreement, shall be non-refundable, and shall, to the fullest extent permitted by Governmental Requirement, bear interest, if not paid when due, at a rate per annum equal to the lesser of (a) three and one half percent (3.5%) above the Applicable Rate or (b) the Highest Lawful Rate.

CREDIT AGREEMENT (Lilis Energy, Inc.)

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

Section 6.1. Organization and Qualification; Subsidiaries Borrower, each Guarantor and each Subsidiary is (i) duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite legal right, power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement and all other Loan Documents executed by it, and (ii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business it conducts makes such qualification necessary or desirable except where the failure to be qualified, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All of Borrower’s Subsidiaries are identified in Schedule 6.1 hereto. Borrower owns all of the issued and outstanding stock of such Subsidiaries and there are no outstanding warrants or requirements of any type for the issuance of additional shares in such Subsidiaries.

Section 6.2. Accuracy of Information (a) Borrower’s and each Guarantor’s exact legal name is that indicated on Schedule 6.2 hereto; (b) Borrower, each Guarantor and each Subsidiary is an organization of the type and is organized in the jurisdiction set forth on Schedule 6.2 hereto; (c) Schedule 6.2 hereto accurately sets forth Borrower’s, each Guarantor’s and each Subsidiary’s organizational identification number or accurately states that Borrower, such Guarantor or such Subsidiary has none; (d) Schedule 6.2 hereto accurately sets forth Borrower’s, each Guarantor’s and each Subsidiary’s chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as disclosed on Schedule 6.2 hereto, none of Borrower, any Guarantor or any Subsidiary (and each of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction, and (f) none of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent on or before the Closing Date for purposes of or in connection with this Agreement contained any untrue statement of a material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 6.2. , such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

Section 6.3. Authorization Borrower’s, each Guarantor’s and each Subsidiary’s execution, delivery and performance of the Loan Documents executed by it (i) have been duly authorized by all necessary action under such Person’s organizational documents and otherwise, (ii) except as set forth on Schedule 6.3 hereto, do not and will not require any consent of any other person or entity, and (iii) do not and will not require any consent, license, permit authorization or other approval (including foreign exchange approvals) of any Governmental Authority, or any notice to, exemption by, any registration, declaration or filing with or the filing of any other action in respect of any Governmental Requirement, except as set forth on Schedule 6.3 hereto.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 6.4. No Conflicts Neither execution or delivery by Borrower, any Guarantor, or any Subsidiary of any Loan Document nor the fulfillment of or compliance with its terms and provisions will (i) to the Borrower’s or any Guarantor’s knowledge violate any Governmental Requirement of any Governmental Authority or the basic organizational documents of such Person in any material respect or (ii) except as set forth on Schedule 6.4 hereto conflict with or result in a breach of the terms, conditions or provisions of, or cause a default under, any material agreement, instrument, franchise, license or concession to which such Person is a party or bound, except where any such violation, conflict or default would not be expected to have a Material Adverse Effect.

Section 6.5. Enforceability Each Loan Document to which Borrower, any Guarantor, or any Subsidiary is a party has been duly and validly executed, issued and delivered by Borrower, such Guarantor, or such Subsidiary. They are in proper legal form for prompt enforcement and they are Borrower’s, such Guarantor’s or such Subsidiary’s, as applicable, valid and legally binding obligations enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance or similar laws and general equitable principles related to enforceability, regardless of whether considered in a proceeding in equity or at law. Borrower’s or such Subsidiary’s obligations under each Loan Document to which it is a party rank and will rank at least equal in priority of payment with all of Borrower’s or such Subsidiary’s other debt.

Section 6.6. Financial Condition; No Material Adverse Change The Borrower has heretofore furnished to the Agent and Lenders the audited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries (i) as of and for the fiscal year ended December 31, 2013, as filed in the Borrower’s Annual Report on Form 10-K with the SEC on June 11, 2014, and (ii) as of and for the fiscal quarter ended June 30, 2014. Each of these financial statements fairly present in all material respects the financial condition and results of operations of Borrower or such Guarantor and its Subsidiaries, on a consolidated basis, as of its date and for the period then ended. Except as set forth in any subsequent information supplied to Agent or Lenders, no material adverse change has occurred in the financial condition or results of operations reflected in any such statements since their dates, and all assets listed on such statements are subject to Borrower’s or the applicable Guarantor’s or Subsidiary’s management control and disposition and, except as shown therein, are available to satisfy any claim rightfully made pursuant to the Loan Documents executed by Borrower, any Guarantor or any Subsidiary. There has been no material adverse change in the financial condition or results of operations of Borrower, any Guarantor or any Subsidiary since September 30, 2014, except for such changes set forth on Schedule 6.6 hereof.

Section 6.7. Taxes Borrower, each Guarantor, and each Subsidiary has filed all tax returns required to be filed and paid all taxes shown thereon to be due by the due date or extension thereof, including interest and penalties, except for taxes being diligently contested in good faith and for payment of which adequate reserves have been set aside.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 6.8. Litigation and Other Proceedings Schedule 6.8 sets forth all pending actions, suits or proceedings of any kind by or against Borrower, any Guarantor, any Subsidiary or any Collateral pending in any court or before any Governmental Authority. Except as set forth in Schedule 6.8, there is no action, suit or proceeding pending or, to Borrower’s knowledge, threatened against or affecting Borrower, any Guarantor, any Subsidiary or any Collateral, at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to result in any material adverse change in Borrower’s, any Guarantor’s, or any Subsidiary’s business or financial condition or in any Collateral or in other material property of Borrower, any Guarantor or any Subsidiary, or any interest in therein.

Section 6.9. No Defaults None of Borrower, any Guarantor, or any Subsidiary is in default with respect to any Governmental Requirement, in the payment of any debt for borrowed money or under any agreement or other papers evidencing or securing any such debt pursuant to which the applicable Government Authority or such creditors thereof, as the case may be, are not exercising remedies against such Borrower, Guarantor or Subsidiary.

Section 6.10. Solvency Borrower, each Guarantor, and each Subsidiary is solvent and no bankruptcy or insolvency proceedings are pending or contemplated by or, to Borrower’s knowledge, against Borrower, any Guarantor, or any Subsidiary. Borrower’s, each Guarantor’s, and each Subsidiary’s liabilities and obligations under this Agreement and the other Loan Documents do not and will not render Borrower, any Guarantor or any Subsidiary insolvent, cause Borrower’s, any Guarantor’s, or any Subsidiary’s liabilities to exceed Borrower’s, such Guarantor’s or such Subsidiary’s assets or leave Borrower, any Guarantor or any Subsidiary, when taken together, with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.

Section 6.11. Representations and Warranties No representation or warranty contained in any Loan Document executed by Borrower, any Guarantor, or any Subsidiary and no statement contained in any certificates, schedule, list, financial statement or other papers furnished to Agent by or on behalf of Borrower, any Guarantor, or any Subsidiary contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, provided that, insofar as the foregoing representation and warranty addresses information provided to Borrower, any Guarantor, or any Subsidiary by customers, such representation and warranty is based solely upon investigation made by Borrower, any such Guarantor, or any such Subsidiary in the normal course of business.

Section 6.12. Margin Regulations None of the proceeds of the Loan will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 6.13. Licenses, Permits, Trademarks, etc. Borrower, each Guarantor and each Subsidiary possesses all material patents, trademarks, trade names, copyrights and other intellectual property material to its business. Schedule 6.13 sets forth all patents, trademarks, trade names, copyrights and other intellectual property material to its business. The Borrower, each Guarantor and each Subsidiary either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of hydrocarbons, with such exceptions as would not reasonably be expected to have a Material Adverse Effect.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 6.14. Compliance with Governmental Requirements To the knowledge of Borrower, Borrower, each Guarantor, each Subsidiary and the property of Borrower, each Guarantor and each Subsidiary covered by the Loan Documents are in compliance with all Governmental Requirements applicable to it and Borrower, each Guarantor and each Subsidiary manages and operates (and will continue to manage and operate) its business in accordance with good industry practices, except where any non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.15. ERISA To the knowledge of Borrower, no event has occurred which could result in liability on Borrower, any Guarantor, or any Subsidiary to the Pension Benefit Guaranty Corporation. Borrower, each Guarantor and each Subsidiary, as applicable, have met all requirements with respect to funding of each plan (a “Plan”) maintained for any of Borrower’s or any Subsidiary’s employees subject to Title IV of the Employee Retirement Benefit Act of 1974, as amended, and related regulations (“ERISA”), if any exists. No event or condition has occurred that would permit any lien under ERISA to attach to any of the Collateral.

Section 6.16. Title to Properties Except as set forth on Schedule 6.16 and except with respect to the Oil and Gas Properties or the Hydrocarbon Interests, which are discussed in Section 6.22. below, Borrower, each Guarantor, and each Subsidiary have good, sufficient and legal title to, or valid leasehold interest in, all of the assets listed on its balance sheet in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and material to its business, and the Collateral is subject to no Liens (other than Permitted Liens) in any jurisdiction, except for minor defects in title that do not, in the aggregate, interfere with Borrower, each Guarantor, and each Subsidiary’s ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. The Collateral is not in the possession of any third party bailee (such as a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Agent and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent, for the benefit of the Lenders.

Section 6.17. Burdensome Contracts None of Borrower, any Guarantor, or any Subsidiary is a party to any contract or agreement or subject to any restriction which could reasonably be expected to have a Material Adverse Effect.

Section 6.18. Authorization to File Borrower hereby authorizes Agent to file financing statements and financing statement amendments without notice to Borrower, with all appropriate jurisdictions, as Agent deems appropriate, in order to perfect or protect Agent’s and Lenders’ interest in the Collateral.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 6.19. Environmental and Safety Matters (a) All facilities and property operated by Borrower, any Guarantor or any Subsidiary are in material compliance with all Hazardous Material Laws; (b) there have been no unresolved and outstanding past, and there are no pending or to the knowledge of Borrower, any Guarantor or Subsidiary threatened: (i) claims, complaints, notices or requests for information received by Borrower, any Guarantor or any Subsidiary with respect to any alleged material violation of any Hazardous Material Law, or (ii) written complaints, notices or inquiries to Borrower, any Guarantor or any Subsidiary regarding potential liability of Borrower, any Guarantor or any Subsidiary under any Hazardous Material Law; and (c) to the knowledge of Borrower, any Guarantor or any Subsidiary no conditions exist at, on or under any property now or previously owned or leased by Borrower, any Guarantor or any Subsidiary which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

Section 6.20. Material Contracts Schedule 6.20 sets forth an accurate list of all material leases, contracts, agreements and commitments to which Borrower, any Guarantor, or any Subsidiary is a party or by which it is bound, including, without limitation, any real or personal property leases to which Borrower, any Guarantor, or any Subsidiary is a party the terms of which involve the receipt or payment by such Person of more than $100,000 per annum or more than $250,000 in the aggregate (collectively, the “Material Contracts”); provided however, that Material Contracts currently in effect that are exhibits to the Borrower’s Annual Report on Form 10-K are not listed on Schedule 6.20. Each of the Material Contracts is in full force and effect and Borrower, such Guarantor, or such Subsidiary, as applicable, has complied in all material respects with its obligations under such Material Contract requiring performance prior to the date hereof, and is not in material default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a material default.

Section 6.21. Real Property Promptly after Borrower has acquired any interest in real property (including leasehold interests in real property), other than leases related to Oil and Gas Properties or Hydrocarbon Interests, Borrower will give Agent notice of its acquisition of such real property in such detail as Agent and Lenders shall reasonably require. Concurrently with the acquisition by Borrower following the Closing Date of any real estate, other than leases related to Oil and Gas Properties or Hydrocarbon Interests, Borrower will deliver or cause to be delivered to Agent, with respect to such real estate, (i) a mortgage or deed of trust, as applicable, in form and substance reasonably satisfactory to Agent, (ii) an ALTA lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent in form and substance and in amounts reasonably satisfactory to Agent insuring Agent’s first priority Lien on such real estate, for the benefit of Lenders, free and clear of all defects and encumbrances except Permitted Liens, (iii) a current ALTA survey, certified to Agent and Lenders by a licensed surveyor, in form and substance reasonably satisfactory to Agent, (iv) a certificate, in form and substance reasonably acceptable to Agent, from a national certification agency acceptable to Agent, indicating whether such real estate is located in a special flood hazard area and (v) in the case of real estate that consists of a leasehold estate, such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such real estate as may be requested by Agent, all of which shall be in form and substance reasonably satisfactory to Agent.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 6.22. Oil and Gas Properties; Titles, Etc.

(a) Borrower has good and defensible title to the working interests and net interests in production attributable to the Oil and Gas Properties reflected in the initial Reserve Report and set forth in Schedule 6.22(a) attached hereto, except with respect to any decrease resulting from the establishment or amendment consented to by Agent in writing, such consent not to be unreasonably withheld, after the date hereof of any unit or pooled area, and the ownership of such Oil and Gas Properties shall not in any material respect obligate the Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Oil and Gas Property set forth in Exhibit A to the Mortgage, except with respect to (i) any increase resulting from the establishment or amendment consented to by Agent in writing, such consent not to be unreasonably withheld, after the date hereof of any unit or pooled area, or (ii) increase that is accompanied by a proportionate increase in net interests. Except as set forth in Schedule 6.22(a), all information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof. Except as set forth on Schedule 6.22(a), no litigation or claims are currently pending, or to the best knowledge of Borrower, threatened which would question Borrower’s title to the Oil and Gas Properties.

(b) All leases and agreements referenced in the initial Reserve Report or the title information delivered in connection herewith are valid and subsisting, in full force and effect and to Borrower’s knowledge there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreements, which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.22(b), (i) Borrower has no unfulfilled obligation to drill additional wells, and (ii) all Hydrocarbon wells in which Borrower owns an interest have been drilled and completed within the limits permitted by all applicable leases or contracts and pooling or unit agreements.

(c) The Property presently owned, leased or licensed by Borrower including, without limitation, all easements and rights of way, is all of the Property reasonably necessary to permit Borrower to conduct its business in all material respects in the same manner as its business has been conducted prior to the date hereof and as would a prudent operator, and Borrower will not be required to acquire any material assets to continue the current operations of Borrower Properties other than the replacement of equipment in the ordinary course of business and other acquisitions as contemplated by the Development Plan.

(d) All fixtures, improvements and personal property included in the Properties of Borrower which are reasonably necessary for the operation of its business are in all material respects in good working condition (ordinary wear and tear excepted) and are maintained in accordance with customary industry standards.

(e) Borrower either owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in the conduct of its business, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

(f) Except as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, all royalties, overriding royalties, and other payments due under any oil and gas lease or oil, gas and mineral lease included in the Oil and Gas Properties have been fully, properly and timely paid in accordance with the terms of the respective instrument pursuant to which such obligations arose, except (i) royalty or overriding royalty payments held in suspense by Borrower or its designated operator due to title disputes with respect to such interests, or (ii) amounts owed to other working interest owners in the wells that that Borrower or is designated operator is entitled to retain pursuant to the terms of the applicable operating agreement.

CREDIT AGREEMENT (Lilis Energy, Inc.)

(g) Other than the Permitted Liens, no Oil and Gas Property is subject to any restriction on the use of the surface in a manner that would adversely affect the value or operation of such Oil and Gas Property in any material respect. Except as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, (i) Borrower has all easements, licenses, rights-of-way, servitudes, leasehold estates, instruments and other interests that are reasonably necessary for the operation and maintenance of the Oil and Gas Properties as currently conducted and reasonably anticipated to be conducted, (ii) all such easements, licenses, rights-of-way, servitudes, leasehold estates, instruments and other interests to Borrower’s knowledge are in full force and effect and (iii) to Borrower’s knowledge there are no actions pending, or to the knowledge of the Borrower, threatened, to revoke, terminate or limit any such easements, licenses, rights-of-way, servitudes, leasehold estates, instruments or other interests.

Section 6.23. Maintenance of Properties The Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner (ordinary wear and tear excepted) and in material conformity with all Government Requirements and in material conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by Borrower that are reasonably necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by any member of Borrower, in a manner consistent with Borrower’s past practices (other than those the failure of which to maintain in accordance with this Section 6.23. would not reasonably be expected to have a Material Adverse Effect). Except as set forth on Schedule 6.23, no well which is part of the Oil and Gas Properties (a) is subject to any Governmental Requirement requiring that such well be plugged and abandoned or (b) has been suspended or temporarily abandoned, but has not been plugged and abandoned in accordance with applicable Governmental Requirements. Notwithstanding the foregoing, this Section 6.23. shall not apply to Properties at are not operated by Borrower or any of its Subsidiaries.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 6.24. Gas Imbalances, Prepayments Except as set forth on Schedule 6.24, on a net basis there are no gas imbalances, take or pay or other prepayments that would require Borrower to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. Except as set forth on Schedule 6.24, no material gas imbalances exist with respect to any of the Oil and Gas Properties. Except as set forth in Schedule 6.24, none of the Oil and Gas Properties are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days). Except as set forth on Schedule 6.24, none of the Oil and Gas Properties is subject to a contractual or other arrangement for the sale of oil or gas production for a fixed price which cannot be canceled on 90 days (or less) notice or which contains commercial terms which are not customary in the industry. None of the Oil and Gas Properties is subject at present to any regulatory refund obligation and to Borrower’s knowledge, after due inquiry, no facts exist which might cause the same to be imposed.

Section 6.25. Marketing of Production Except for contracts listed and in effect on the date hereof on Schedule 6.25, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts Borrower represents that the applicable members of Borrower are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from Borrower’s Oil and Gas Properties (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof. All proceeds from the sale of the Borrower’s interests in Hydrocarbons from its Oil and Gas Properties will, to Borrower’s knowledge, be paid in full to the Borrower by the purchaser thereof on a timely basis and at prices and terms comparable to market prices and terms generally available at the time such prices and terms were negotiated for oil and gas production from producing areas situated near such Oil and Gas Properties, and none of such proceeds are currently being held in suspense by such purchaser or any other Person. Except as set forth in Schedule 6.25, none of the Borrower’s Oil and Gas Properties are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days).

Section 6.26. Ownership of Hydrocarbon Interests All of the Borrower’s Oil and Gas Properties are described on Schedule 6.22(a). Except as set forth on Schedule 6.26, Borrower has not elected (or been deemed to have elected) to be a non-consenting party with respect to any well that is located on any lands covered by any lease or unit that included in the most recently delivered Reserve Report and except as provided in Schedule 6.26, no well included in the such Reserve Report is currently subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 6.27. Collateral Accounts Borrower has no Collateral Accounts at or with any bank or financial institution other than with Lender except for the Collateral Accounts described on Schedule 6.27 and which Borrower has taken or will take such actions as are necessary to give Agent a perfected security interest therein.

CREDIT AGREEMENT (Lilis Energy, Inc.)

ARTICLE VII
CONDITIONS

Section 7.1. Conditions to Closing No Lender will be obligated to make the Term Loan hereunder unless all of the following conditions shall be satisfied:

(a) Approvals. Prior to the Closing Date, Borrower, each Guarantor and each Subsidiary shall have obtained all orders, approvals or consents of all Persons required for the execution, delivery and performance by Borrower and each Subsidiary of the Loan Documents to which each such Person is a party.

(b) Compliance with Law. The business and operations of Borrower, each Guarantor and each Subsidiary as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the Closing Date shall have been and shall be in compliance, to the satisfaction of the Agent, with all applicable Governmental Requirements. No Governmental Requirement shall prohibit the transactions contemplated by the Loan Documents, no order, judgment or decree of any Governmental Authority shall exist, and no litigation shall be pending or, to the best knowledge of Borrower, threatened, which in the judgment of any Lender (A) would enjoin, prohibit or restrain the transactions contemplated by the Loan Documents or (B) could have a Material Adverse Effect.

(c) Financial Statements. On the Closing Date, Agent and each Lender shall have received and reviewed: (i) the consolidated financial statements of Borrower and its Subsidiaries as of June 30, 2014 as provided to the Agent; (ii) a certificate dated the Closing Date of the chief financial officer of Borrower certifying that the financial position of Borrower and its Subsidiaries as of the Closing Date is not materially different from that presented in the June 30, 2014 consolidated balance sheet of Borrower and its Subsidiaries attached to such certificate; and (iii) for any Guarantor which is not otherwise included in the financial statements delivered pursuant to clause (i) above, the financial statements and certificate required in clauses (i) and (ii) above.

(d) Payment of Fees and Expenses. Agent, for the benefit of the Lenders, shall have received payment of (i) all fees described in Section 5.1. hereof and (ii) without limiting the obligations of Borrower under Section 11.2. , the reasonable expenses of, or incurred by, Agent, any Lender and their respective counsel, to the extent billed as of the Closing Date, in connection with the negotiation and closing of the transactions contemplated herein.

(e) Background Checks. Agent and Lenders shall have received and be satisfied with background checks on key managers of Borrower as Agent shall designate.

(f) Required Documents and Certificates. On the Closing Date, Agent shall have received the following, in each case in form, scope and substance satisfactory to Agent:

(i) the Term Loan Note;

(ii) the Security Agreement;

(iii) the Warrant;

CREDIT AGREEMENT (Lilis Energy, Inc.)

(iv) a Compliance Certificate duly and properly executed by a Responsible Officer and dated as of the Closing Date;

(v) commitments from one or more Lenders sufficient, in the aggregate, to consummate the transactions contemplated hereby, as determined by Agent in its sole discretion;

(vi) the initial Reserve Report accompanied by a certificate covering the matters described in Section 8.1. (a) (ii) , copies of all material contracts or agreements relating to the Oil and Gas Properties of Borrower, including, but not limited to, all operating agreements covering such Oil and Gas Properties, as well as all material marketing, transportation, and processing agreements related to such Oil and Gas Properties;

(vii) an Officer’s Certificate from Borrower, each Guarantor and each Subsidiary executing a Loan Document dated as of the Closing Date certifying, inter alia, (A) the Articles of Incorporation or Bylaws (or equivalent corporate documents), as amended and in effect, of Borrower, each Guarantor and each Subsidiary; (B) resolutions duly adopted by the Board of Directors (or equivalent managing body) of Borrower, each Guarantor and each Subsidiary authorizing the transactions contemplated by the Loan Documents to which it is a party; and (C) the incumbency and specimen signatures of the officers of Borrower, each Guarantor and each Subsidiary authorized to execute documents on its behalf;

(viii) a certificate from the appropriate public official of the jurisdiction in which Borrower, each Guarantor and each Subsidiary is organized as to the continued existence and good standing of Borrower, each Guarantor and each Subsidiary;

(ix) a certificate from the appropriate public official of each jurisdiction in which Borrower, each Guarantor and each Subsidiary is authorized and qualified to do business as to the due qualification and good standing of Borrower, each Guarantor and each Subsidiary unless failure is not reasonably likely to have a Material Adverse Effect;

(x) Direction Letters executed in blank by Borrower in such quantity as Agent may reasonably request;

(xi) Letters-in-Lieu executed in blank by the Borrower, in such quantity as Agent may reasonably request;

(xii) a legal opinion in form, substance and scope reasonably satisfactory to Agent from counsel for, and issued upon the express instructions of, Borrower, each Guarantor and each Subsidiary;

(xiii) certified copies of Requests for Information of Copies (Form UCC 11), or equivalent reports, listing all effective financing statements which name Borrower, any Guarantor or any Subsidiary (under its present name, any trade names and any previous names) as debtor and which are filed, together with copies of all such financing statements;

CREDIT AGREEMENT (Lilis Energy, Inc.)

(xiv) all federal and state tax returns for the last three (3) years for Borrower, Guarantor and each Subsidiary;

(xv) all title information as Agent may require satisfactory to Agent setting forth the status of title to the Borrower’s Oil and Gas Properties evaluated in the initial Reserve Report as of the Closing Date;

(xvi) evidence satisfactory to Agent, in Agent sole discretion, of the environmental condition of the Oil and Gas Properties of Borrower and such reports as in form and scope satisfactory to Agent as they may request related thereto;

(xvii) satisfactory due diligence acceptable to Agent, in Agent’s sole discretion, including, but not limited to the review of all engineering, operations, land, title and environmental matters, Equity Interest agreements, cash management systems and financial data or information;

(xviii) satisfactory due diligence review of Borrower’s Material Agreements, including, but not limited to, satisfactory review of the operating agreements governing the Oil and Gas Properties, marketing agreements, transportation agreements and processing agreements;

(xix) Agent shall be reasonably satisfied with the potential plugging and abandonment liabilities associated with the Oil and Gas Properties, including, without limitation, the bonding or collateralization obligations of Borrower associated therewith;

(xx) Agent shall have received satisfactory reference checks for the Responsible Officers satisfactory to Agent, in Agent’s sole discretion;

(xxi) Agent and all Lenders shall have received formal approval of this Agreement by their investment committees;

(xxii) Borrower shall have received written consent from the holders of its senior secured debentures to this transaction, and subordination of those debentures to the Term Loan; and

(xxiii) such other documents as Agent or any Lender shall reasonably request.

Section 7.2. Post-Closing Conditions Borrower shall cause the conditions set forth on Schedule 7.2 hereto to be satisfied in full, on or before the date specified for each such condition, time being of the essence, and each to be satisfactory, in form and substance as acceptable to Agent in their sole discretion.

CREDIT AGREEMENT (Lilis Energy, Inc.)

ARTICLE VIII
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until payment in full of the Obligations, Borrower will and will cause each Guarantor and each Subsidiary to:

Section 8.1. Financial Statements and Information Furnish or cause to be furnished to Agent and each Lender a copy of each of the following within the times indicated:

(a) Collateral Reporting.

(i) on or before March 15 of each year, a Reserve Report prepared by the Approved Petroleum Engineers dated as of December 31 of the previous year and on or before September 15 of each year, a Reserve Report prepared by the Approved Petroleum Engineers dated as of June 30 of the then current year and; (ii) promptly after written request by the Agent, an additional updated Reserve Report prepared by the Approved Petroleum Engineers dated as of the first day of the month during which Borrower receives such request; provided that, unless an Event of Default shall have occurred and then be continuing, any such requests for additional updated Reserve Reports shall be prepared at the Agent’s cost and expense, and after the occurrence and during the continuance of an Event of Default, Agent may, from time to time, request such additional updated Reserve Reports at the sole cost and expense of Borrower, in each case together with an accompanying report on, since the date of the last Reserve Report previously delivered hereunder, Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories concerning the Oil and Gas Properties owned by Borrower which have attributable to them Proved Reserves and containing information and analysis with respect to the Proved Reserves of Borrower as of the date of such report and the PV 10 Value; and (iii) together with each Reserve Report furnished pursuant to (i) or (ii), (A) any updated production history of the Proved Reserves of Borrower as of such date, (B) the lease operating expenses attributable to the Oil and Gas Properties of Borrower for the prior 12-month period, (C) any other information as to the operations of Borrower as reasonably requested by Agent and (D) such additional data and information concerning pricing, quantities, volume of production and production imbalances from or attributable to the Oil and Gas Properties with respect thereto as Agent may reasonably request;

(ii) With the delivery of each Reserve Report, Borrower shall provide to the Agent a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) Borrower owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Liens, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 6.24. with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any member of Borrower to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore, (iv) none of their Oil and Gas Properties have been sold since the date of the previous Reserve Report delivered except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which any member of Borrower could reasonably be expected to have been obligated to list on Schedule 6.24 had such agreement been in effect on the date hereof and (vi) all of the Oil and Gas Properties evaluated by such Reserve Report are Mortgaged Properties.

CREDIT AGREEMENT (Lilis Energy, Inc.)

(b) Annual Financial Statements. As soon as available and in any event no later than one hundred five (105) days after the end of Borrower’s and each Guarantor’s fiscal year, (i) annual audited consolidated financial statements for Borrower and its Subsidiaries, and all notes thereto, including a balance sheet and statements of income, retained earnings and cash flows for such fiscal year and the immediately preceding fiscal year in comparative form, all prepared in conformity with GAAP on a consolidated basis and accompanied by a report and opinion of independent certified public accountants satisfactory to Agent stating that such accountants have conducted audits of such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such financial statements present fairly, in all material respects, Borrower’s and each Guarantor’s, as applicable, financial position as of their date and the results of Borrower’s and each Guarantor’s, as applicable, operations and cash flows for the period they covered in conformity with GAAP, and (ii) annual unaudited consolidated financial statements for each Guarantor, including a balance sheet and combined statements of income, retained earnings and cash flows for such fiscal year and the immediately preceding fiscal year in comparative form, all prepared in accordance with GAAP on a consolidated basis as applied in the preparation of the audited financial statements described in clause (a)(i) above and certified on behalf of Borrower or such Guarantor, as applicable, by an Authorized Officer;

(c) Quarterly Financial Statements. As soon as available and in any event no later than fifty (50) days after the end of each fiscal quarter, unaudited consolidated financial statements for Borrower and each Guarantor, including a balance sheet as at the close of such quarter, and a cash flow and income statement for such quarter, all prepared in accordance with GAAP on a consolidated basis and certified on behalf of Borrower or such Guarantor, as applicable, by an Authorized Officer;

(d) Monthly Financial Statements. As soon as available and in any event no later than thirty (30) days after the end of each month, unaudited consolidated financial statements for Borrower and each Guarantor, including a balance sheet as at the close of such month, and a cash flow and income statement for such month, all prepared in accordance with GAAP on a consolidated basis and certified on behalf of Borrower or such Guarantor, as applicable, by an appropriate officer or other responsible party acceptable to Agent;

(e) Agings. As soon as available and in any event within thirty (30) days after the end of each calendar month a complete aging of all Accounts Receivable by Borrower prepared in the manner historically prepared by such Borrower;

(f) Annual Operating Budget and Financial Projections. As soon as available and in any event within thirty (30) days prior to the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections, which budgets and projections are subject to the review and approval of the Agent;

CREDIT AGREEMENT (Lilis Energy, Inc.)

(g) Governmental Filings. As soon as available and in any event within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

(h) Materially Misleading Information. Promptly following the discovery thereof, information in reasonable detail correcting any information provided to Agent or any Lender which Borrower, any Guarantor or any Subsidiary discovers to be inaccurate or misleading in any material respect; and

(i) Other Information. Such other information relating to Borrower’s, any Guarantor’s or any Subsidiary’s financial condition and affairs as Agent or any Lender may from time to time reasonably requests or as may be required from time to time by any Loan Document.

(j) Compliance Certificate. Contemporaneously with the delivery of the annual and quarterly financial statements referred to in clauses (a) and (b) above, such financial reports and information as Agent shall require evidencing compliance with the applicable financial covenants, which reports and information shall include, at a minimum, delivery to Agent and each of the Lenders of an officer’s certificate substantially in the form set forth on Exhibit B attached hereto, signed by an authorized financial or accounting officer of Borrower (or any other authorized officer satisfactory to Agent) (a “Compliance Certificate”), and, if reasonably requested by Agent, back-up documentation (including invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the deductions from revenues in determining such compliance.

Section 8.2. Maintenance of Existence/Good Standing and Permits Maintain (a) its existence and obtain and maintain all franchises and permits necessary for Borrower, each Guarantor and each Subsidiary continuously to be in good standing in its state of its organization with full power and authority to conduct its regular business and to own and operate its property; (b) all licenses, permits, other authorization and agreements necessary to operate and maintain its various businesses; and (c) its property, including leasehold estates, in a good, operable condition, except in all cases, to extent any failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 8.3. Compliance With Governmental Requirements Conduct its business in substantial compliance with all Governmental Requirements, including, but not limited to, any environmental laws, and will comply with and punctually perform all of the covenants, agreements and obligations imposed upon it to the extent any failure to so comply could reasonably be expected to have a Material Adverse Effect or cause any representation or warranty in the Loan Documents to be false or misleading.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 8.4. Payment of Obligations Pay punctually and discharge when due, (a) or renew or extend, any Debt incurred by it and will in all material respects discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on its part in connection therewith or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of the property or assets of Borrower, any Guarantor or any Subsidiary; provided, that nothing contained in this Section 8.4. shall require Borrower, any Guarantor or any Subsidiary to pay, discharge, renew or extend any such indebtedness or to discharge, perform or observe any such covenants, provisions and conditions so long as Borrower, such Guarantor or such Subsidiary shall be diligently and in good faith contesting any claims which may be asserted against it with respect to any such indebtedness or any such covenants, provisions and conditions and shall set aside on its books reserves with respect thereto deemed adequate by Agent and provided further that nothing contained in this Section 8.4. shall require Borrower, any Guarantor or any Subsidiary to pay, discharge, renew or extend any such indebtedness or to discharge, perform or observe any such covenants, provisions and conditions if it would cause such Person to be in violation of this Agreement or any other Loan Document; and (b) all taxes, lease payments and any other obligations arising in connection with the ownership and operation of Borrower’s, any Guarantor’s or any Subsidiary’s businesses.

Section 8.5. Notification of Material Adverse Change Immediately upon the Borrower acquiring knowledge of any event that would reasonably expected to be a Material Adverse Change, notify Agent in writing thereof, setting forth the nature of such change in reasonable detail and will take or cause to be taken all such steps as are necessary or appropriate to remedy promptly any such change.

Section 8.6. Notification of Defaults Immediately upon acquiring knowledge thereof, notify Agent by telephone (and confirm such notice in writing within five (5) days) of the existence of any Default or Event of Default hereunder or of any default or event of default (however denominated) under any of the Loan Documents, or under the loan papers evidencing and/or securing any other Debt, specifying the nature and duration thereof and what action Borrower has taken, is taking and proposes to take with respect thereto. In no event shall silence by Agent or any Lender be deemed a waiver by it of a Default or an Event of Default. Borrower will take all such steps as are necessary or appropriate to remedy promptly any such Default or Event of Default.

Section 8.7. Notification of Ownership Changes Promptly (and in any event within two (2) Business Days) notify Agent of any change in, or encumbrance to ownership of more than ten percent (10%) of the capital stock of Borrower, any Guarantor or any Subsidiary to the extent that a Schedule 13D or Schedule 13D are filed with the SEC.

Section 8.8. Notification of Lawsuits Promptly (and in any event within two (2) Business Days) upon obtaining knowledge of the institution of any legal actions pending or threatened in writing against Borrower, any Guarantor or any Subsidiary, notify Agent in writing of the pendency of such legal action. Agent or any Lender may (but shall not be required to) participate in any such legal action, and Borrower, the applicable Guarantor or the applicable Subsidiary shall from time to time deliver to Agent and such Lender all instruments requested by it to permit such participation. Borrower, the applicable Guarantor, or the applicable Subsidiary shall, at its expense, diligently prosecute any such proceedings, and shall consult with Agent and any Lender, their attorneys and experts, and cooperate with them in the carrying on or defense of any such proceeding.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 8.9. Additional Information Furnish to Agent or any Lender from time to time such information relating to the Collateral or Borrower’s, any Guarantor’s or any Subsidiary’s financial condition and affairs as Agent or such Lender may from time to time reasonably request or as may be reasonably required from time to time by any Loan Document.

Section 8.10. Books and Records At all times maintain proper books of record and account in accordance with GAAP or, if approved by Agent, other sound accounting practice in which true, full and correct entries will be made of all its dealings and business affairs, and will set aside on its books adequate reserves for depletion, depreciation, obsolescence and/or amortization of its property, and all other reserves which, in accordance with sound accounting practice, should be set aside, and will write down, to the estimated salvage value thereof, all property not useful in its business. Agent or any Lender shall be entitled to have such books examined and audited, at the expense of Borrower, at any time by representatives of Agent or any Lender. The Borrower will supply to Agent or Lenders such additional information and documents as Agent or Lenders reasonably requests with respect to Borrower’s use of proceeds and will permit Agent or Lenders to have access to any and all of the Borrower’s records and information and personnel as Agent deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified.

Section 8.11. Insurance At all times maintain insurance with insurance companies reasonably acceptable to Agent, in such amounts and against such risks as are reasonably satisfactory to Agent, including without limitation casualty and liability insurance complying with the loss payee and notice requirements specified in Section 8.15, and, in any event, as would be reasonably prudent for entities in the same or similar type and size of business and owning similar property in the same general area, and furnish to Agent, not less frequently than annually a certificate of insurance as to the insurance carried. If Borrower, any Guarantor, or any Subsidiary shall at any time or times hereafter fail to obtain or maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to such policies, Agent may if instructed in writing by the Agent, but shall not be obligated to, obtain or cause to be maintained insurance coverage, including at the Agent’ option, the coverage provided by all or any of the policies of Borrower and its Subsidiaries or Guarantors and pay all or any part of the premium therefor, without waiving any default by Borrower, and any sums so disbursed by Lenders shall be added to the principal of the Term Loan and payable on demand.

Section 8.12. Deposit Relationship

(a) At all times maintain a depository and treasury services business with Heartland Bank during the term of this Agreement.

(b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than with Agent. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Agent.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 8.13. Intentionally Omitted.

Section 8.14. Inspection Agent, each Lender and their agents may inspect the Collateral at any reasonable time upon advance notice, unless Agent or any Lender deems such inspection is of an emergency nature, in which event Borrower shall provide Agent, each Lender and their agents with immediate access to the Collateral or to the location of the Collateral. Borrower will furnish to Agent, each Lender and their agents, for inspection and copying, all specifications, books and records, and other documents and information that Lender may request from time to time.

Section 8.15. Notice to Agent Borrower shall promptly within five (5) days after the occurrence of any of the following events, notify Agent in writing thereof, specifying in each case the action Borrower has taken or will take with respect thereto: (a) any violation of any law or Governmental Requirement; (b) any litigation, arbitration or governmental investigation or proceeding instituted or, to Borrower’s knowledge, threatened against Borrower, any Guarantor or any Subsidiary, and any material development therein; (c) any labor controversy pending or threatened against Borrower, any Guarantor or any Subsidiary, or any contractor thereof, and any material development in any labor controversy; (d) any notice received by Borrower, any Guarantor or any Subsidiary with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to the Collateral; (e) any lien filed against the Collateral; or (f) any required permit, license, certificate or approval with respect to the Collateral lapses or ceases to be in full force and effect.

Section 8.16. Other Information Borrower shall furnish to Agent and Lenders from time to time upon Agent’s reasonable request such other information relating to Borrower, any Guarantor, any Subsidiary, the Collateral or any other indemnitor or other person or party connected with Borrower, any Guarantor, any Subsidiary, the Loan, the Collateral or any security for the Loan.

Section 8.17. Reports and Testing Borrower shall promptly deliver to Agent and Lenders copies of all reports, studies, inspections and tests made on any property on which the Collateral is or has been located.

Section 8.18. Appraisal Agent, for the benefit of the Lenders, may obtain from time to time, an appraisal of all or any part of the Collateral prepared in accordance with written instructions from Agent by a third-party appraiser engaged directly by Agent and approved by the Agent. Each such appraiser and appraisal shall be satisfactory to Agent (including satisfaction of applicable regulatory requirements). The cost of any such appraisal shall be borne by Borrower; provided that in no event shall Borrower be responsible for the cost of more than one appraisal in any twelve (12) month period, unless a Default or Event of Default has occurred. Borrower acknowledges and agrees that Agent will be obtaining an appraisal of the Collateral in connection with its diligence, the cost of such appraisal to be borne by Borrower, provided that such appraisal will be delivered after the Closing Date and Borrower shall fully cooperate with the appraiser to complete such appraisal within thirty (30) days of the Closing Date.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 8.19. Financial Covenants

(a) Total Debt to EBITDAX Ratio. Borrower shall maintain at all times, as determined on June 30 of each year, a ratio of (i) the aggregate amount of all Debt, to (ii) EBITDAX of not less than:

Testing Period:	Ratio
Period ending June 30, 2015*	4.5:1
Period ending June 30, 2016	3.5:1
Period ending June 30, 2017 and thereafter	2.5:1

For the period ending June 30, 2015, the foregoing calculation shall be aggregated over the six (6) month period then ending, multiplied by two (2). For the period ending June 30, 2016 and each period thereafter, the foregoing calculation shall be aggregated over the twelve (12) month period then ending.

(b) Debt Coverage Ratio. Borrower shall maintain as determined on June 30 of each year commencing on June 30, 2015, a ratio of (i) the Reserve Value, to (ii) the difference between (A) Applicable Net Debt, plus the amount of all trade payables incurred by Borrower, which are 60 days or more past the original invoice or billing date thereof, minus (B) Borrower’s unrestricted cash, of not less than 1.0 to 1.0.

(c) Capital Expenditures. Borrower will not and will not permit any Subsidiary to either make or commit or agree to make any Capital Expenditure that was not included in the Development Plan that would cause the aggregate amount of all Capital Expenditures during such fiscal quarter to exceed twenty-five percent (25%) of the amounts approved or otherwise agreed to by Agent.

(d) Debt Service Reserve Account. Borrower shall maintain at all times a balance in the Debt Service Reserve Account equal to the Debt Service Reserve Amount. It is expressly understood that the Debt Service Reserve Account is not an advance payment of Debt and Interest Expense and will be held by Agent as security for the performance of Borrower under this Agreement. Following the occurrence of an Event of Default, at the option (and without obligation) of the Agent, Agent may apply any portion of the Debt Service Reserve Account to the payment of any such overdue payment. Should any portion of the Debt Service Reserve Account be appropriated and applied by Agent for the payment of overdue amounts owing on any Debt, including the Obligations or should the amount of the Debt Service Reserve Account be insufficient to pay all Debt and Interest Expense to be paid during the next fiscal quarter of Borrower, Borrower must, upon the written demand of Agent, forthwith remit to Agent, a sufficient amount in cash to restore the Debt Service Reserve Account to the amount required hereunder.

Section 8.20. Operations Meeting Borrower will hold a regularly scheduled operations meeting with Agent and the Lenders at least monthly during the period prior to the first anniversary of the Closing Date and at least quarterly thereafter. Such operations meetings may be conducted telephonically.

Section 8.21. Collections

(a) Operating Account. Prior to the occurrence of an Event of Default, Borrower shall be permitted to receive and deposit all Cash Receipts in and through its Operating Account, so long as such Operating Account is subject to a Control Agreement in favor of Agent, for the benefit of the Lenders.

CREDIT AGREEMENT (Lilis Energy, Inc.)

(b) Lockbox Account. Borrower shall establish by the Closing Date and maintain at the Borrower’s expense an interest-bearing lockbox deposit account (the “Lockbox Account”) with Agent. Following the occurrence of an Event of Default, all Cash Receipts to be received by Borrower shall be deposited, and Borrower shall direct (and hereby agrees to direct) each payor of any Cash Receipts now and in the future to make payment to such Lockbox Account. Borrower hereby irrevocably appoints Agent as its attorney-in-fact (and such appointment shall be deemed to be coupled with an interest until the commitments hereunder have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full (other than contingent indemnification obligations for which no claim has been asserted)) to address any direction letter or letter-in-lieu of division order executed by Borrower that Agent may hold and deliver or have delivered any such letter to any Person purchasing Hydrocarbons from Borrower’s Oil and Gas Properties at any time any Loan is outstanding. Upon the occurrence of a Triggering Default or in connection with the exercise of Agent’s remedies pursuant to Section 10.2. (a) hereof, Agent will be authorized and entitled, in its sole and uncontrolled discretion, to (i) collect payments and revenues derived from all of Borrower’s accounts maintained with Agent, (ii) sweep on a daily basis all cash in any Collateral Account to be applied against the balance then outstanding on the Loans, and (iii) deliver any letter-in-lieu of division order or direction letter executed by a member of Borrower that Agent may hold and deliver or have delivered any such letter to any Person purchasing Hydrocarbons from the Borrower’s Oil and Gas Properties. While an Event of Default exists, Agent also has the right to block each Collateral Account such that Borrower is prohibited from making any withdrawals or disbursements from any Collateral Account. Agent shall send notice to Borrower after the occurrence of an Event of Default.

(c) Payments From the Lockbox Account. So long as a Triggering Default does not exist at such time and so long as Agent is not exercising remedies pursuant to Section 10.2. (a) hereof following the occurrence of any other Event of Default, Agent shall make the following payments from the Lockbox Account in the following order of priority to the extent funds remain available:

(i) amounts to Borrower to (A) pay royalties and overriding royalties interests created under any royalties and overriding royalty interests (1) with respect to existing Oil and Gas Properties, to the extent such burdens exist on the Closing Date (including the overriding royalty interests to be conveyed to the Lenders on the Closing Date) and (2) with respect to Properties that Borrower acquires subsequent to the Closing Date to the extent such burdens exist at the time that Borrower acquires such Properties (including any overriding royalty interests to be conveyed to the Lenders pursuant to this Agreement) and are payable to Persons who are not Affiliates of Borrower, and (B) remit any revenues attributable to the working interests of third parties who are not Affiliates of any member of Borrower (so long as such Persons have paid all amounts owed under the applicable operating agreement) that were paid to or received by Borrower, in each case, as the Lenders determine is reasonably accurate in its good faith discretion and any applicable severance tax or ad-valorem tax attributable to all proceeds received by Borrower;

(ii) payment of all interest then accrued and unpaid on the Loans;

(iii) payment of all principal then due under Section 4.1. ;

(iv) Operating Costs approved by Agent in accordance with this Agreement;

CREDIT AGREEMENT (Lilis Energy, Inc.)

(v) payment of any cash or cash equivalents representing proceeds of insurance policies for the repair, rebuilding or restoration of any of the Borrower’s Property as a result of any Casualty Event (the “Casualty Proceeds”), to the Casualty Proceeds Account subject to and in accordance with the provisions of Section 8.11. ; (it being understood, however, that the payment of any cash or cash equivalents representing proceeds of insurance policies that are payable to a person that is not Borrower or an Affiliate of Borrower (y) to compensate for the death, injury or related loss to any individual directly as a result of any Casualty Event, or (z) for the repair, rebuilding, restoration or remediation of any third parties’ Property (including, but not limited to reservoir damage and surface damage) directly as a result of any Casualty Event, are not Casualty Proceeds for purposes of this Agreement and in each case shall be disbursed directly to such third party if received by Borrower);

(vi) General and Administrative Costs, approved by Agent in accordance with this Agreement;

(vii) Deposit to the Debt Service Reserve Account an amount equal to any deficiency between the actual amounts on deposit in the Debt Service Reserve Account and the Debt Service Reserve Amount;

(viii) payment of Capital Expenditures made in accordance with this Agreement; and

(ix) payment to Agent and the Lenders of any other amounts due (other than principal on the Loans) under this Agreement and any of the other Loan Documents.

(d) Payments From the Lockbox Account During a Triggering Default or During the Exercise of Remedies. While a Triggering Default exists or during such time that Lender is exercising remedies pursuant to Section 10.2. (a) hereof, (i) Agent may, at its option, apply sums in the Lockbox Account to pay directly to the ultimate payee thereof some or all of the payments described in Section 8.21. (c) , as Agent elects, including advances or prepayment to third Persons of expenditures incurred in the ordinary course of Borrower’s operation of its Properties, and (ii) Agent will, upon receipt from Borrower of evidence reasonably satisfactory to Agent, of amounts due and owing to third parties who are not Affiliates of any member of Borrower, remit to Borrower for payment to such third parties such amount owed.

(e) Debit of Lockbox Account. Notwithstanding anything otherwise provided herein, the Administrative Agent may at any time debit the Lockbox Account to pay directly when due all interest then accrued and unpaid on the Loans and all principal then due under Section 4.1. .

(f) Notice to Account Debtors. Upon or immediately following establishment of the Lockbox Account, the Borrower covenants and agrees to send Direction Letters (carbon copying the Administrative Agent on all such Direction Letters), to all Persons that owe or are expected to owe Cash Receipts to Borrower, directing such Persons to forward all such amounts directly to the Lockbox Account. Borrower hereby irrevocably appoints Agent as its attorney-in-fact and the attorney-in-fact for sending notices to any Person who is or may become obligated to make any payment of Cash Receipts to Borrower. With respect to Cash Receipts received directly by Borrower, Borrower shall be deemed to hold all such amounts in trust for the benefit Agent and the Lenders, and Borrower shall within two Business Days deposit, or cause to be deposited, all such amounts in the Lockbox Account.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 8.22. Non-Voting Observer Until the Term Loan has been paid in full, Agent shall be entitled to designate one (1) non-voting observer to attend any meeting of the boards of directors (or other applicable governing bodies) of Borrower and any Guarantor; provided that, such observers shall not be entitled to participate in discussions or receive materials (i) directly relating to this Agreement or the other Loan Documents or any refinancing thereof or (ii) that relate to any legally privileged material (other than matters relating to title to Oil and Gas Properties). In accordance herewith, Borrower shall, and shall cause each Guarantor to, (a) give timely advance notice to such observer of all meeting of their respective governing bodies and all proposals to such bodies for action without a meeting, (b) allow such observer to attend all such meeting, and (c) provide such observer with copies of all written materials distributed to such directors in connection with such meeting or proposals for action without a meeting. In addition, Borrower and each Guarantor agree to provide Agent with prompt notice of any actions approved by written consent. Borrower shall reimburse the non-voting observer designated by the Lenders for the reasonable and documented out-of-pocket expenses (including travel expenses) incurred by such observer in attending such meetings.

Section 8.23. Hazardous Material Laws

(a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b) (i) Promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Agent and the Agent any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d) Provide such information and certifications which the Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 8.23. .

Section 8.24. Publicly Traded Status Borrower will not take any action or knowingly take any inaction or file any document to terminate or cause the termination of the registration of its common stock under Section 12 of the Securities Exchange Act of 1934, as amended, without Majority Lenders’ consent.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 8.25. Title Information

(a) On or before the delivery to Agent of each Reserve Report required by Section 8.1. (a) , Borrower will deliver title information in form and substance reasonably acceptable to Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report or with respect to which title information was not previously provided, so that Agent shall have received, together with title information previously delivered to Agent, title information reasonably satisfactory to Agent on all of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If Borrower has provided title information for additional Properties under Section 8.25. (a) , Borrower shall, within 30 days of notice from Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by this Agreement raised by such information, or (ii) deliver title information in form and substance acceptable to Agent so that Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on all of the value of the Oil and Gas Properties evaluated by such Reserve Report.

Section 8.26. Additional Collateral; Additional Guarantors

(a) Promptly after the end of each month, Borrower shall review the current Mortgaged Properties to ascertain whether all Oil and Gas Properties of Borrower are Mortgaged Properties. If the Mortgaged Properties do not represent all such Properties, then Borrower shall grant to Agent as security for the Indebtedness a senior Lien interest on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent all such Properties. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b) Borrower shall promptly cause each Subsidiary, whether now existing or hereafter formed or acquired, to guarantee the Indebtedness pursuant to a guaranty agreement in form and substance reasonably acceptable to Agent. In connection with any such guaranty, the Borrower shall, or shall cause each other member of Borrower to: (i) execute and deliver such guaranty agreement, (ii) pledge all of the Equity Interests of each Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary (if any such stock certificates exist), together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (iii) grant a Lien in and to all of the Properties of such member of Borrower (including, without limitation, the Oil and Gas Properties of such Person) pursuant to the Security Instruments and such other deeds of trust, mortgages, agreements and instruments, in form and substance satisfactory to Agent, as Agent may request and (iv) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by Agent.

(c) The Borrower will at all times cause all of the Properties of Borrower to be subject to a Lien of the Security Documents.

(d) All of the issued and outstanding Equity Interests of each Subsidiary shall at all times be pledged to Agent pursuant to a pledge agreement or other security agreements acceptable to Agent.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 8.27. Management Borrower will maintain an employment agreement with the Manager, which agreement contains a reasonable and customary non-compete provision and has a term at least twelve (12) months in excess of the Maturity Date. The Borrower shall cause the Manager to be focused primarily on his duties as a Responsible Officer of Borrower and, if applicable, its Subsidiaries, and he shall not have management positions with other firms.

ARTICLE IX
NEGATIVE COVENANTS

Borrower covenants and agrees that, until payment in full of the Obligations, Borrower will not and will not permit any Subsidiary to, and no Guarantor will, without obtaining the prior written consent of the Agent:

Section 9.1. Debt Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or otherwise become or remain liable with respect to, any Debt, contingent or otherwise (including without limitation, any off balance sheet liabilities), except the Obligations and the Debt set forth on Schedule 9.1 and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof. Notwithstanding the foregoing, Borrower shall be permitted to incur:

(a) Debt subordinate to the Term Loan, to the extent Borrower has validly requested an Accordion Advance pursuant to Section 2.2. (b) and neither Agent nor any other Lender has committed to making such Accordion Advance within the Request Period; provided that the final terms of such subordinate Debt shall require the written consent of Agent, which consent shall not be unreasonably withheld or delayed, and provided further that in connection with any such subordinate Debt, Borrower shall execute such additional documentation as Agent shall reasonably request in order to preserve the priority of the Lenders in the Collateral;

(b) purchase money Debt and Capitalized Leases in respect of specific items of equipment after December 31, 2015, provided, however, that (i) any Liens granted by Borrower in connection with such future purchase money Debt or Capitalized Lease must also be permitted under (l) of the definition of Permitted Liens; (ii) no Default or Event of Default exists at the time of such incurrence, (iii) Borrower can demonstrate pro forma compliance with the financial covenants set forth in Section 8.19. after the incurrence of such Debt, and (iv) the principal and interest payment terms of such Debt are approved by the Agent;

(c) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(d) endorsements of negotiable instruments for collection in the ordinary course of business;

(e) the Obligations;

(f) Guarantees of the Obligations; and

(g) other unsecured Debt not to exceed $500,000 in the aggregate at any one time outstanding.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 9.2. Liens Create or suffer to be created or to exist any Lien excepting only Permitted Liens.

Section 9.3. Organizational Documents Modify or amend its organization documents or suffer or permit a material modification or amendment to its organizational documents in any manner that reasonably could be expected to affect any rights of Agent or any Lender under the Loan Documents or have a Material Adverse Effect.

Section 9.4. No Subsidiaries Acquire or form any Subsidiary unless (a) such Subsidiary (i) is a wholly-owned Subsidiary, (ii) executes and delivers to Agent, for the benefit of the Lenders, a Guaranty and such other Loan Documents as required by Agent, and (iii) delivers such certificates, evidences of corporate action, financing statements, opinions of counsel and other documents as Agent or any Lender may reasonably request, and (b) Borrower, the appropriate Guarantor or the appropriate Subsidiary executes a Security Agreement pledging to Agent, for the benefit of the Lenders, the stock of such new Subsidiary, and delivers to Agent the applicable stock certificates and stock powers executed in blank, all of the items referred to in (a) and (b) above to be in form and substance reasonably satisfactory to Agent, in each case not later than 10 days after the acquisition or formation of such Subsidiary.

Section 9.5. Dividends Declare or pay any Distributions except for Permitted Distributions.

Section 9.6. Acquisitions Make any Acquisition, other than Permitted Acquisitions.

Section 9.7. Mergers, Conveyances, Consolidations, etc. (a) Merge or consolidate with or into any other Person, (b) convey, sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets to any Person, including but not limited to the sale or discount of any Accounts Receivable (other than in connection with the Account Purchase Credit Agreement) and any sale/leaseback transaction, or (c) adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution, except that a Subsidiary of Borrower may be a party to any merger or consolidation that constitutes an Acquisition permitted by Section 9.6. , provided that such Subsidiary shall be the survivor of any such merger or consolidation.

Section 9.8. Change of Name or Location Change its name, state of organization, or the location of its chief executive office without first notifying Agent in writing of such change at least thirty (30) days before its effective date.

Section 9.9. Investments Make or permit to remain outstanding any Investment other than Permitted Investments.

Section 9.10. Subordinated Debt Permit any amendment or modification to the documents evidencing or governing any subordinated debt permitted by the Agent hereunder, or directly or indirectly, voluntarily prepay, defease or in substance defease, purchase, redeem, retire, or otherwise acquire, any such subordinated debt, except to the extent such prepayment, defeasance, purchase, redemption, retirement or other acquisition is made solely with the proceeds of an Equity Raise.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 9.11. Character of Business Change the general character of its business as conducted on the Closing Date, or engage in any type of business not reasonably related to its business as presently conducted.

Section 9.12. Management Change Permit the termination of, or change of, (a) Avi Mirman as the Chief Executive Officer of Borrower, or (b) the Chief Executive Officer of any Guarantor; unless, in either case, within ninety (90) days a replacement acceptable to Agent, in Agent’s sole discretion, has been approved by such Person’s board of directors.

Section 9.13. Location of Collateral Without at least fifteen (15) days prior written notice to Agent add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000) in Borrower’s, such Guarantor’s or such Subsidiary’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee at a location other than to a bailee and at a location already disclosed to Agent in writing. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower shall cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Agent.

Section 9.14. Transactions with Affiliates Directly or indirectly enter into or permit to exist any material transaction with any Affiliate, except for (i) transactions that are in the ordinary course of Borrower’s, such Guarantor’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower, such Guarantor or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions between Borrower and any Guarantor or Subsidiary, or (iii) transactions set forth on Schedule 9.14.

Section 9.15. Limitation on Leases Except as set forth on Schedule 9.15, Borrower will not allow, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of oil and gas properties), under leases or lease agreements which would cause the aggregate amount of all payments made by Borrower pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $50,000 in any quarter during the life of such leases without the approval of Agent.

Section 9.16. Sale and Leasebacks The Borrower will not enter into any arrangement, directly or indirectly, with any Person whereby any member of Borrower shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby Borrower shall then or thereafter rent or lease such Property or any part thereof or other Property that Borrower intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 9.17. Maintenance of Collateral Accounts Maintain any Collateral Account except pursuant to the terms of Section 8.12. (b) hereof.

CREDIT AGREEMENT (Lilis Energy, Inc.)

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.1. Events of Default The occurrence of any of the following events shall constitute an “Event of Default” (herein so called) under this Agreement:

(a) Borrower shall fail to pay when due any principal of or interest on the Term Loan Note under this Agreement or any other Loan Document;

(b) Borrower shall fail to pay any other monetary amount when due under this Agreement or any other Loan Document (other than an amount payable under Section 10.01(a)), when due and such failure shall continue unremedied for a period of five (5) days;

(c) any covenant, agreement or condition contained in Section 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.14, 8.15, 8.19, 8.20, 8.21, 8.22, 8.23, 8.25, 8.26 or Article IX of this Agreement is not fully and timely performed, observed or kept in all material respects;

(d) any covenant, agreement or condition contained in this Agreement or in any other Loan Document (other than as covered by Sections 10.1(a), 10.1(b) and 10.1(c) above) is not fully and timely performed, observed or kept in all material respects, and which such failure continues for a period of thirty (30) days after the date any officer of Borrower obtains knowledge of such default or Agent sends notice to Borrower of such failure; provided, however, that Agent shall not be required to give any such notice more than two (2) times in any twelve (12) month period;

(e) any representation, warranty, certification or statement made or deemed to have been made by Borrower, any Guarantor or any Subsidiary in this Agreement or by Borrower, any Guarantor or any Subsidiary or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement, including, without limitation, any other Loan Document, shall prove to have been incorrect in any material respect when made;

(f) any event or condition shall occur and continue unremedied or unwaived for a period beyond any applicable cure period provided pursuant to the terms of any Debt of Borrower, any Guarantor, or any Subsidiary which entitles (or, with the giving of notice or lapse of time or both, would entitle) the holder of any such Debt to accelerate the maturity thereof;

(g) Borrower, any Guarantor or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

CREDIT AGREEMENT (Lilis Energy, Inc.)

(h) an involuntary case or other proceeding shall be commenced against Borrower, any Guarantor, or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against Borrower, any Guarantor, or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) (i) the service of process seeking to attach, by trustee or similar process, any funds of Borrower, any Guarantor, or any Subsidiary, or (ii) a notice of lien or levy is filed against any of the assets of Borrower, any Guarantor, or any Subsidiary by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within fifteen (15) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise);

(j) (i) any material portion of the assets of Borrower, any Guarantor, or any Subsidiary is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower, any Guarantor, or any Subsidiary from conducting all or any material part of its business;

(k) one or more final, non-appealable judgments or orders for the payment of money in an aggregate amount outstanding at any time shall be rendered against Borrower, any Guarantor or any Subsidiary and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days or (ii) is not fully paid and satisfied at least ten days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

(l) one or more judgments or orders for the payment of money in an aggregate amount exceeding $250,000 shall be rendered against Borrower, any Guarantor or any Subsidiary, whether or not otherwise bonded or stayed;

(m) the sale, pledge, encumbrance, assignment or transfer, voluntarily or involuntarily, of any interest in any Guarantor, or any Subsidiary, without the prior written consent of the Agent;

(n) a Change in Control;

(o) the occurrence of any event of default under any terms or provisions of any Permitted Subordinated Debt or of any Subordination Agreement or the occurrence of any event requiring the prepayment of any Permitted Subordinated Debt;

(p) any Governmental Approval shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or non-renewal adversely affects the legal qualifications of Borrower, any Guarantor or any Subsidiary to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction, except where individually or in the aggregate would not reasonably be excepted to have a Material Adverse Event; or

CREDIT AGREEMENT (Lilis Energy, Inc.)

(q) Borrower shall sell more than five percent (5%) of its Oil and Gas Properties during the term of this Agreement without Agent’s prior written consent.

Section 10.2. Remedies If any of the Events of Default specified in Section 10.1 shall occur, then (a) Agent, upon the written instruction of the Majority Lenders, shall be entitled (i) by notice to Borrower, to declare the commitments and the obligation to make advances hereunder, if any, to be terminated, whereupon the same shall forthwith terminate, and (ii) to declare the Term Loan Note and all interest accrued and unpaid thereon, and all other amounts payable under the Term Loan Note, this Agreement, and the other Loan Documents, to be forthwith due and payable, whereupon the notes, all such interest and all such other amounts, shall become and be forthwith due and payable without presentment, demand, protest, or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower, and (b) Agent, upon the written instruction of the Majority Lenders, may avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the Term Loan Note, the other Loan Documents or any other document executed pursuant hereto or in connection herewith; provided, however, that with respect to any Event of Default described in Section 10.1(g) or 10.1(h), the entire unpaid principal amount of the Term Loan Note, all interest accrued and unpaid thereon and all such other amounts payable under the Term Loan Note, this Agreement and the other Loan Documents, shall automatically become immediately due and payable, without presentment, demand, protest, or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower.

Section 10.3. Certain Other Remedial Matters Upon the occurrence of any Event of Default, Agent, upon the written instruction of the Majority Lenders, shall also have the right immediately and without notice, to take possession of and exercise possessory rights with regard to any property securing payment of the Obligations. All powers, rights and remedies of Agent, for the benefit of the Lenders, set forth in this Article X shall be cumulative and not exclusive of any other power, right or remedy available to Agent or any Lender under any Governmental Requirement or under this Agreement, the Note, the other Loan Documents or any other document executed pursuant hereto or in connection herewith to enforce the performance or observance of the covenants and agreements contained in this Agreement and the other Loan Documents, and no delay or omission of Agent or any Lender to exercise any power, right or remedy shall impair any such power, right or remedy, or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Every power, right or remedy of Agent or each Lender set forth in this Agreement, the Note, the other Loan Documents or any other document executed pursuant hereto or in connection herewith, or afforded by Governmental Requirement may be exercised from time to time, and as often as may be deemed expedient by Agent or any such Lender.

Section 10.4. Disposition of Collateral Upon the occurrence of any Event of Default, Agent, upon the written instruction of the Majority Lenders, may exercise all rights and remedies against the Collateral available under the Code. Borrower hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to Borrower, addressed as set forth in Section 11.4. , at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. The proceeds of the Collateral shall be applied by Agent, for the benefit of the Lenders, to payment of the Obligations in such order as the Lenders shall determine, each in its sole discretion.

CREDIT AGREEMENT (Lilis Energy, Inc.)

ARTICLE XI
MISCELLANEOUS

Section 11.1. Waivers, Etc. No failure or delay on the part of Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between Borrower, Agent and any Lender shall operate as a waiver of any right of Agent or any Lender. No modification or waiver of any provision of this Agreement, the Note or any other Loan Document nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 11.2. Reimbursement of Expenses Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower agrees to pay when due (or, if no stated due date, upon demand by Agent or such Lender) to (a) Agent and each Lender for its out-of-pocket expenses, including the fees and expenses of counsel to Agent or any Lender, in connection with such transactions, or any of them, or otherwise in connection with this Agreement or any other Loan Document, including, without limitation, the negotiation, preparation, execution, administration, modification and enforcement of this Agreement or any other Loan Document and all fees, including the fees and expenses of counsel to Agent or any Lender, costs and expenses of Agent or any Lender in connection with audits, due diligence, transportation, computer, duplication, consultants, search reports, all filing and recording fees, appraisals, insurance, environmental inspection fees, survey fees and escrow fees, and (b) Agent or any Lender for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel, in connection with the enforcement of this Agreement or any other Loan Document.

Section 11.3. Venue BORROWER, AGENT AND EACH LENDER AGREE THAT PULASKI COUNTY, ARKANSAS IS PROPER VENUE FOR ANY ACTION OR PROCEEDING BROUGHT BY BORROWER OR LENDER, WHETHER IN CONTRACT, TORT OR OTHERWISE. ANY ACTION OR PROCEEDING AGAINST BORROWER MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN SUCH COUNTY TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (B) WAIVES ANY OBJECTION BORROWER MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT BORROWER’S ADDRESSES SPECIFIED IN SECTION 11.4. LENDER MAY SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW AND MAY BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR WITH RESPECT TO ANY OF BORROWER’S PROPERTIES IN COURTS IN OTHER PROPER JURISDICTIONS OR VENUES.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 11.4. Notices All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, couriered, telecopied, telexed, cabled or delivered addressed as follows:

If to Borrower Agent, to it at:

Lilis Energy, Inc.

1900 Grant Street

Suite 720

Denver, CO 80203

Attention: Chief Financial Officer

Telephone: 303-951-7920

Fax: (303) 957-2234

With a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Attention: Ron Levine

Facsimile: 303-893-1379

Email: Ron.Levine@dgslaw.com

If to Agent, to it at:

Heartland Bank

One Information Way, Suite 300

Little Rock, Arkansas 72202

Attention: Greg White

Telephone: 501-734-0125

Fax: 501-614-7832

or as to Borrower or Agent, to such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, delivered by courier, telecopied, telexed, transmitted, or cabled, become effective when delivered for overnight (next day delivery) or transmitted, or if mailed, three (3) Business Days have elapsed after being deposited in the mail (with first class postage prepaid and addressed as aforesaid), or when confirmed by telex answerback, transmitted to the correct telecopier, or delivered to the courier or the cable company, except that notices and communications from Borrower to Agent shall not be effective until actually received by Agent.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 11.5. GOVERNING LAW EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARKANSAS AND THE UNITED STATES OF AMERICA.

Section 11.6. Survival of Representations, Warranties and Covenants All representations, warranties and covenants contained herein or in the other Loan Documents or made in writing by Borrower or any Subsidiary in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Note, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. No investigation at any time made by or on behalf of Agent or any Lender shall diminish Agent’s or such Lender’s right to rely thereon.

Section 11.7. Counterparts; Execution by Facsimile Transmission This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. The method of execution of each Loan Document may be by means of facsimile transmission, and delivery of such a facsimile transmission shall be deemed an original for purposes hereof, provided that each party so delivering a facsimile transmission shall promptly thereafter deliver the original version thereof.

Section 11.8. Separability Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein. Each covenant contained in this Agreement shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

Section 11.9. Descriptive Headings The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 11.10. Setoff Borrower, for itself and its Subsidiaries, and each Guarantor hereby gives and confirms to Agent and each Lender a right of setoff of all moneys, securities and other property of Borrower, any Guarantor, or any Subsidiary and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to Agent or any Lender, its correspondents or its agents from or for Borrower, any Guarantor, or any Subsidiary, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of Agent or any Lender in any way, and also, any balance of any deposit accounts and credits of Borrower, any Guarantor, or any Subsidiary with, and any and all claims of security for the payment of the Note and of all other liabilities and obligations now or hereafter owed by Borrower, any Guarantor, or any Subsidiary to Agent or any Lender, contracted with or acquired by Agent or any Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and Borrower, for itself and its Subsidiaries, and each Guarantor, hereby authorizes Agent and each Lender at any time or times, while there is then continuing an Event of Default without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to any or all of the Obligations now or hereafter existing, whether such Obligations be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by Borrower.

Section 11.11. Successors and Assigns; Participations

(a) All covenants, promises and agreements by or on behalf of Borrower, any Guarantor or any Subsidiary, Agent or any Lender contained in this Agreement and the other Loan Documents shall bind and inure to the benefit of their respective successors and permitted assigns. None of Borrower, any Guarantor or any Subsidiary may assign or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Agent.

(b) Any Lender may sell participations to one or more banks or other financial institutions in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of any of the Term Loan and the Obligations of Borrower owing to it and the Term Loan Note held by it). Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its pro rata share of the Loan. Notwithstanding the foregoing, no such assignment shall be made (i) to Borrower, any Guarantor or any other Person liable for any part of the Obligations or any of Affiliate or Subsidiary of the foregoing, or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).

(c) Notwithstanding any other provision herein, Agent or any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.11, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower or any Subsidiary furnished to Agent or any Lender by or on behalf of Borrower or any Subsidiary.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 11.12. Interest All agreements between Borrower and Agent or any Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on the Term Loan Note or otherwise, shall the amount contracted for, charged, reserved or received by Agent or any Lender for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment by Borrower of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in Agent or any Lender having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by Agent or any Lender, then, ipso facto, the obligation to be fulfilled by Borrower shall be reduced to the limit of such validity, and if, from any such circumstance, Agent or any Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to Borrower, or, to the extent (i) permitted by applicable law and (ii) such excessive interest does not exceed the unpaid principal balance of the Term Loan Note and the amounts owing on other Obligations of Borrower to Agent or the Lenders under any Loan Document, applied to the reduction of the principal amount owing on account of the Term Loan Note or the amounts owing on other Obligations of Borrower to Agent or the Lenders under any Loan Document and not to the payment of interest. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the indebtedness of Borrower to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. The terms and provisions of this Section 11.12. shall control and supersede every other provision hereof and of all other agreements between Borrower and Agent or any Lender.

Section 11.13. Indemnification Borrower agrees:

(a) TO INDEMNIFY LENDER AND ITS AFFILIATES AND EACH OF ITS OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH ARE ACTUALLY INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY BORROWER OF THE PROCEEDS OF THE LOAN, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATION OF THE BUSINESS OF BORROWER, ANY GUARANTOR OR THE SUBSIDIARIES, (IV) THE FAILURE OF BORROWER OR ANY OF THE SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF BORROWER, ANY GUARANTOR OR ANY OF THE SUBSIDIARIES SET FORTH IN ANY OF THE LOAN DOCUMENTS, (VI) ANY ASSERTION THAT LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE LOAN DOCUMENTS OR (VII) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATIONS OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY (EXCEPT AS TO THE EXTENT ANY SUCH INDEMNITY MATTERS HAVE BEEN CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY, IT BEING THE INTENT OF THE PARTIES THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FROM INDEMNITY MATTERS CAUSED BY THE NEGLIGENCE, WHETHER SOLE, JOINT, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE, OF SUCH INDEMNIFIED PARTY); AND

CREDIT AGREEMENT (Lilis Energy, Inc.)

(b) TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWER, THE GUARANTORS, THE SUBSIDIARIES, OR ANY OF THEIR PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY BORROWER, ANY GUARANTOR OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWER OR ANY SUBSIDIARY, (III) DUE TO PAST OWNERSHIP BY BORROWER, ANY GUARANTOR OR ANY SUBSIDIARY OF ANY OF ITS PROPERTIES OR PAST ACTIVITY ON ANY OF ITS PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY BORROWER, ANY GUARANTOR OR ANY SUBSIDIARY OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE BUSINESS OF BORROWER, ANY GUARANTOR OR ANY SUBSIDIARY.

(c) Borrower’s obligations under this Section 11.13 shall survive the termination of this Agreement and the payment in full of the Term Loan Note and all other amounts payable hereunder.

Section 11.14. Payments Set Aside To the extent any payments on the Obligations or proceeds of any Collateral or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any Debtor Relief Law, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and Agent’s and Lenders’ rights, powers and remedies under this Agreement and each other Loan Document shall continue in full force and effect, as if such payment had not been made or such enforcement or setoff had not occurred. In such event, each Loan Document shall be automatically reinstated and Borrower and each Subsidiary shall take such action as may be reasonably requested by Agent or any Lender to effect such reinstatement.

Section 11.15. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Term Loan Note or any other Loan Document, nor consent to any departure by Borrower or any Subsidiary herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and/or the applicable Subsidiary, as to amendments, and by Agent, in all cases, and then, in any case, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 11.16. Relationship of the Parties This Agreement provides for the making of a loan by Lenders, each in its capacity as a lender, to Borrower, in its capacity as a borrower, and for the payment of interest and repayment of principal by Borrower to Lenders. The relationship between Lenders and Borrower is limited to that of creditor/secured party, on the one hand, and debtor, on the other hand. The provisions herein for compliance with financial and other covenants, delivery of financial, environmental and other reports, and financial, environmental and other inspections, investigations, audits, examinations or tests are intended solely for the benefit of each Lender to protect its interests as a lender in assuring payments of interest and repayment of principal and nothing contained in this Agreement or any other Loan Document shall be construed as permitting or obligating Agent or any Lender to act as financial or business advisors or consultants to Borrower, any Guarantor, or any Subsidiary, as permitting or obligating Agent or any Lender to control Borrower or any Subsidiary or to conduct or operate Borrower’s, any Guarantor’s or any Subsidiary’s operations, as creating any fiduciary obligation on the part of Agent or any Lender to Borrower, any Guarantor, or any Subsidiary, or as creating any joint venture, agency, or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Loan Documents and to obtain the advice of such counsel with respect to all matters contained herein. Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to Lenders for the financial accommodations provided hereby and to execute and deliver this Agreement and the other Loan Documents.

Section 11.17. Certain Matters of Construction The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and whenever the singular number is used, the same shall include the plural where appropriate, and vice versa. Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.” References to Borrower or Guarantor shall mean, each person comprising same, jointly and severally.

Section 11.18. JURY TRIAL WAIVER EACH OF BORROWER AND LENDER, FOR ITSELF AND ANY OF ITS AFFILIATES, HEREBY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.19. FINAL AGREEMENT THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 11.20. Confidentiality In handling any confidential information, Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Agent’s or any Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest herein; (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required in connection with Agent’s or any Lender’s examination or audit; (e) as Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Agent or any Lender so long as such service providers have executed a confidentiality agreement with Agent or such Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or any Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or any Lender in violation of this Agreement) after disclosure to Agent or any Lender; or (ii) disclosed to Agent or any Lender by a third party, if Agent or such Lender does not know that the third party is prohibited from disclosing the information.

ARTICLE XII
AGENT

Section 12.1. Appointment of the Agent Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower, any Guarantor or any Subsidiary.

Section 12.2. Deposit Account with the Agent or any Lender Borrower authorizes the Agent, in the Agent’s sole discretion, upon notice to the Borrower to charge the Lockbox Account, or any general deposit account maintained with the Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

Section 12.3. Scope of the Agent’s Duties The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of the Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by Borrower, any Guarantor or any Subsidiary, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Borrower, any Guarantor or any Subsidiary of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder. The Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 12.4. Successor Agent The Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrower and each of the Lenders. If the Agent at any time shall resign or if the office of the Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to the Borrower (which approval shall not be unreasonably withheld or delayed). Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and the Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as the Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article XII shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 12.5. Credit Decisions Each Lender acknowledges that it has, independently of the Agent and each other Lender and based on the financial statements of the Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of the Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 12.6. Authority of the Agent to Enforce This Agreement Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Obligations outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to Borrower, any Guarantor or any Subsidiary, or their respective creditors or affecting their respective properties, and to take such other actions which the Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

Section 12.7. Indemnification of the Agent The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrower, but without limiting any obligation of the Borrower to make such reimbursement), ratably according to their respective interest, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by the Borrower, but without limiting the obligation of the Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by the Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or the Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), the Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

CREDIT AGREEMENT (Lilis Energy, Inc.)

Section 12.8. Knowledge of Default It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrower hereunder.

Section 12.9. The Agent’s Authorization; Action by Lenders Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (a) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (b) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

Section 12.10. Enforcement Actions by the Agent Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, the Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which the Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

Section 12.11. Collateral Matters

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

CREDIT AGREEMENT (Lilis Energy, Inc.)

(b) The Lenders irrevocably authorize the Agent, in its reasonable discretion, (i) to release or terminate any Lien granted to or held by the Agent upon any Collateral (A) upon payment in full of all Obligations payable under this Agreement and under any other Loan Document; (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (C) constituting property in which Borrower, any Guarantor or any Subsidiary, as applicable, owned no interest at the time the Lien was granted or at any time thereafter; or (D) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 11.15. ; and (ii) if all of the equity interests held by Borrower, any Guarantor or any Subsidiary in any Person are sold or otherwise transferred to any transferee other than Borrower, any Guarantor or any Subsidiary as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

Section 12.12. The Agents in their Individual Capacities Heartland Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Heartland Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower, any Guarantor or any Subsidiary as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

Section 12.13. The Agent’s Fees Until the Obligations have been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrower shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in a fee letter on the terms set forth therein and as agreed to in advance between Agent and Borrower. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

Section 12.14. Subordination Agreements Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into any Subordination Agreement pertaining to any Permitted Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 12.14). Each Lender further agrees to be bound by the terms and conditions of each Subordination Agreement pertaining to any Debt which is, or which will be, subordinated to the Obligations.

Section 12.15. No Reliance on the Agent’s Customer Identification Program

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)) or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, any Guarantor or any Subsidiary, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

CREDIT AGREEMENT (Lilis Energy, Inc.)

(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

CREDIT AGREEMENT (Lilis Energy, Inc.)

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement effective as of the date first written above.

BORROWER:

LILIS ENERGY, INC.,
a Nevada corporation

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

LENDER:

HEARTLAND BANK,
an Arkansas state bank

By:	/s/ Phil Thomas
Name:	Phil Thomas
Title:	CLO / EVP

CREDIT AGREEMENT (Lilis Energy, Inc.)

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